Exhibit 99.1

EXPLANATORY NOTE

On January 1, 2011, UnitedHealth Group Incorporated (the “Company”) realigned certain of its businesses, as further described in Note 2 to the Consolidated Financial Statements included below. The information set forth below updates Items 7 and 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Annual Report”) to reflect reclassified historical results. The items are presented in their entirety, and should be read in conjunction with and as a supplement to information contained in the Company’s 2010 Annual Report. The items do not update, amend or restate items in the 2010 Annual Report, except with respect to the realignment of segment businesses described above and, as previously announced, use of the new services brands. For significant developments since the filing of the 2010 Annual Report, refer to subsequent filings under the Securities Exchange Act of 1934.

FORWARD-LOOKING STATEMENTS

The statements, estimates, projections, guidance or outlook contained in this information include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). These statements are intended to take advantage of the “safe harbor” provisions of the PSLRA. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and uncertainties and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

Some factors that could cause results to differ materially from the forward-looking statements include: our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; the potential impact that new laws or regulations, or changes in existing laws or regulations, or their enforcement or application could have on our results of operations, financial position and cash flows, including as a result of increases in medical, administrative, technology or other costs resulting from federal and state regulations affecting the health care industry; the impact of any potential assessments for insolvent payers under state guaranty fund laws; the ultimate impact of the Patient Protection and Affordable Care Act, which could materially adversely affect our financial position and results of operations through reduced revenues, increased costs, new taxes and expanded liability, or require changes to the ways in which we conduct business or put us at risk for loss of business; uncertainties regarding changes in Medicare, including potential changes in risk adjustment data validation audit and payment adjustment methodology; potential reductions in revenue received from Medicare and Medicaid programs; failure to comply with restrictions on patient privacy and data security regulations; regulatory and other risks and uncertainties associated with the pharmacy benefits management industry; competitive pressures, which could affect our ability to maintain or increase our market share; the potential impact of adverse economic conditions on our revenues (including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition) and results of operations; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; our ability to attract, retain and provide support to a network of independent third party brokers, consultants and agents; events that may negatively affect our contracts with AARP; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; the performance of our investment portfolio; possible impairment of the value of our intangible assets in connection with dispositions or if future results do not adequately support goodwill and intangible assets recorded for our existing businesses or the businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems or if our technology products do not operate as intended; misappropriation of our proprietary technology; our ability to obtain sufficient funds from our regulated subsidiaries to fund our obligations; the potential impact of our future cash and capital requirements on our ability to maintain our quarterly dividend payment cycle; failure to complete or receive anticipated benefits of acquisitions; potential downgrades in our credit ratings; and failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization.

This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in our periodic and current filings with the Securities and Exchange Commission, including our 2010 Annual Report. Any or all forward-looking statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual future results may vary materially from expectations expressed in this report or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read together with the accompanying Consolidated Financial Statements and Notes to the Consolidated Financial Statements thereto. Readers are cautioned that the statements, estimates, projections or outlook contained in this report, including discussions regarding financial prospects, economic conditions, trends and uncertainties contained in this Item 7, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or PSLRA. These forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements. A description of some of the risks and uncertainties can be found in Item 1A, “Risk Factors.”

EXECUTIVE OVERVIEW

General

UnitedHealth Group is a diversified health and well-being company, whose focus is on improving the overall health and well-being of the people we serve and their communities and enhancing the performance of the health system. We work with health care professionals and other key partners to expand access to high quality health care. We help people get the care they need at an affordable cost; support the physician/patient relationship; and empower people with the information, guidance and tools they need to make personal health choices and decisions.

Through our diversified family of businesses, we leverage core competencies in advanced technology-based transactional capabilities; health care data, knowledge and information; and health care resource organization and care facilitation to help make health care work better. These core competencies are focused in two market areas, health benefits and health services. During the first quarter of 2011, we renamed our reportable segments to conform to the naming conventions of our market facing businesses. Consequently, the Health Benefits reportable segment is now UnitedHealthcare. UnitedHealthcare serves the individual and employer markets and the public and senior markets through its UnitedHealthcare Employer & Individual, UnitedHealthcare Medicare & Retirement, and UnitedHealthcare Community & State businesses. Health services are provided to the participants in the health system itself, ranging from employers and health plans to physicians and life sciences companies through our OptumHealth, OptumInsight (formerly Ingenix) and OptumRx (formerly Prescription Solutions) businesses. In aggregate, these businesses have more than two dozen distinct business units that address specific end markets. Each of these business units focuses on the key goals in health and well-being: access, affordability, quality and simplicity as they apply to their specific market.

Revenues

Our revenues are primarily comprised of premiums derived from risk-based health insurance arrangements in which the premium is typically at a fixed rate per individual served for a one-year period, and we assume the economic risk of funding our customers’ health care benefits and related administrative costs. We also generate revenues from fee-based services performed for customers that self-insure the health care costs of their employees and employees’ dependants. For both risk-based and fee-based health care benefit arrangements, we provide coordination and facilitation of medical services; transaction processing; health care professional services; and access to contracted networks of physicians, hospitals and other health care professionals. We also generate service revenues from OptumInsight health intelligence and consulting businesses. Product revenues are mainly comprised of products sold by our OptumRx pharmacy benefit management business and sales of OptumInsight publishing and software products. We derive investment income primarily from interest earned on our investments in debt securities. Our investment income also includes gains or losses when the securities are sold, or other-than-temporarily impaired.

Operating Costs

Medical Costs. Our operating results depend in large part on our ability to effectively estimate, price for and manage our medical costs through underwriting criteria, product design, negotiation of favorable care provider contracts and care coordination programs. Controlling medical costs requires a comprehensive and integrated approach to organize and advance the full range of interrelationships among patients/consumers, health professionals, hospitals, pharmaceutical/technology manufacturers and other key stakeholders.

Medical costs include estimates of our obligations for medical care services rendered on behalf of insured consumers for which we neither have received nor processed claims, and our estimates for physician, hospital and other medical cost disputes. In every reporting period, our operating results include the effects of more completely developed medical costs payable estimates associated with previously reported periods.

Our medical care ratio, calculated as medical costs as a percentage of premium revenues, reflects the combination of pricing, benefit designs, consumer health care utilization and comprehensive care facilitation efforts. We seek to sustain a stable medical care ratio for an equivalent mix of business. However, changes in business mix, such as expanding participation in comparatively higher medical care ratio government-sponsored public sector programs and recently enacted Health Reform Legislation may impact our premiums, medical costs and medical care ratio.

In 2011, we expect consumer usage of the health system to increase, resuming its upward growth pattern from the recent moderation in utilization growth. We will work to manage medical cost trends through affordable network relationships, pay-for-performance reimbursement programs for care providers, and targeted clinical initiatives around improving quality and affordability. However, an increase in utilization will likely result in increased medical costs and an increase in our medical care ratio.

Operating Costs. Operating costs are primarily comprised of costs related to employee compensation and benefits, agent and broker commissions, premium taxes and assessments, professional fees, advertising and occupancy costs. We seek to improve our operating cost ratio, calculated as operating costs as a percentage of total revenues, for an equivalent mix of business. However, changes in business mix, such as increases in the size of our health services businesses may impact our operating costs and operating cost ratio.

Cash Flows

We generate cash primarily from premiums, service and product revenues and investment income, as well as proceeds from the sale or maturity of our investments. Our primary uses of cash are for payments of medical claims and operating costs, payments on debt, purchases of investments, acquisitions, dividends to shareholders and common stock repurchases. For more information on our cash flows, see “Liquidity” below.

2011 Business Realignment

On January 1, 2011, we realigned certain of our businesses to respond to changes in the markets we serve and the opportunities that are emerging as the health system evolves. For example, OptumHealth’s results of operations now include our clinical services assets, including Southwest Medical multi-specialty clinics in Nevada and Evercare nurse practitioners serving the frail and elderly, which had historically been reported in UnitedHealthcare Employer & Individual and UnitedHealthcare Medicare & Retirement, respectively. UnitedHealthcare Employer & Individual’s results of operations now include OptumHealth Specialty Benefits, including dental, vision, life and disability. Our reportable segments remain the same and prior period segment financial information has been recast to conform to the 2011 presentation. See Note 14 of Notes to the Consolidated Financial Statements for segment financial information.

Business Trends

Our businesses participate in the U.S. health economy, which comprises approximately 18% of U.S. gross domestic product and which has grown consistently for many years. We expect overall spending on health care in the U.S. to continue to rise in the future, due to inflation, medical technology and pharmaceutical advancement, regulatory requirements, demographic trends in the U.S. population and national interest in health and well-being. The rate of market growth may be affected by a variety of factors, including macro-economic conditions and enacted health care reforms, which could also impact our results of operations.

Health Care Reforms. In the first quarter of 2010, the Health Reform Legislation was signed into law. The Health Reform Legislation expands access to coverage and modifies aspects of the commercial insurance market, the Medicaid and Medicare programs, CHIP and other aspects of the health care system. HHS, the DOL and the Treasury Department have issued regulations (or proposed regulations) on a number of aspects of Health Reform Legislation, but we await final rules and interim guidance on other key aspects of the legislation, all of which have a variety of effective dates.

We operate a diversified set of businesses that focus on health care, and our business model has been intentionally designed to address a multitude of market sectors. The Health Reform Legislation and the related federal and state regulations will impact how we do business and could restrict growth in certain products and market segments, restrict premium rate increases for certain products and market segments, increase our medical and administrative costs or expose us to an increased risk of liability, any or all of which could have a material adverse effect on us. We also anticipate that the Health Reform Legislation will further increase attention on the need for health care cost containment and improvements in quality, as well as in prevention, wellness and disease management. We believe demand for many of our service offerings, such as consulting services, data management, information technology and related infrastructure construction, disease management, and population-based health and wellness programs will continue to grow.

Beginning in 2011, health plans with medical loss ratios on fully insured products, as calculated under the definitions in the Health Reform Legislation and regulations, that fall below certain targets (85% for large employer groups, 80% for small employer groups and 80% for individuals) will be required to rebate ratable portions of their premiums to their customers annually. Rebate payments, if any, for 2011 would be made in mid 2012. The potential for and size of the rebates will be measured at the market level, by state and by licensed subsidiary. This disaggregation of insurance pools into much smaller pools will likely decrease the predictability of results for any given pool and could lead to variation over time in estimates of rebates owed in total. In the aggregate, the rebate regulations cap the level of margin that can be attained.

Depending on the results of the calculation, there is a broad range of potential rebate and other business impacts and there could be meaningful disruption in local health care markets if companies decide to adjust their offerings in response to these requirements. For example, companies could elect to change pricing, modify product features or benefits, adjust their mix of business or even exit segments of the market. Companies could also seek to adjust their operating costs to support reduced premiums by making changes to their distribution arrangements or decreasing spending on non-medical product features and services. Companies continue to face a significant amount of uncertainty given the breadth of possible changes, including changes in the competitive environment, state rate approval, fluctuations in medical costs, the statistical variation that results from assessing business by state, by license and by market and the potential for meaningful market disruption in 2011 and 2012. We have made changes to reduce our product distribution costs in the individual market in response to this legislation, including reducing broker commissions, and are evaluating changes to distribution in the large group insured market segment. These changes could impact future growth in these products. Other market participants could also implement changes to their business practices in response to this legislation, which could positively or negatively impact our growth and market share.

The Health Reform Legislation also requires HHS to maintain an annual review of “unreasonable” increases in premium rates for commercial health plans. HHS recently proposed a regulation that defines a review threshold of annual premium rate increases generally at or above 10%, and the proposed rule clarifies that the HHS review will not supersede existing state review and approval processes. The proposed regulation further requires health plans to provide to the states and HHS extensive information supporting any rate increase of 10% or more. The Federal government is encouraging states to intensify their reviews of requests for rate increases and providing funding to assist in those state-level reviews. Ultimately, rate approval responsibility still lies with the states under the proposed regulation. Depending on the level of anticipated increased scrutiny by the states, there is a broad range of potential business impacts. For example, it may become more difficult to price our commercial risk business consistent with expected underlying cost trends, leading to the risk of operating margin compression.

Effective in 2011, the Health Reform Legislation mandates consumer discounts of 50% on brand name prescription drugs and 7% on generic prescription drugs for Part D plan participants in the coverage gap. This statutory reduction in drug prices for seniors in the coverage gap may cause people who may have had difficulty affording their medications to increase their pharmaceutical usage. The change in pricing could also have secondary effects, such as changing the mix of brand name and generic drug usage by seniors. We have incorporated the anticipated impact of these changes in our 2011 product pricing and pharmacy benefit management business plan.

As part of the Health Reform Legislation, Medicare Advantage payment rates for 2011 were frozen at 2010 levels. Separately, CMS implemented a reduction in Medicare Advantage reimbursements of 1.6% for 2011. We expect the 2011 rates will be outpaced by underlying medical trends, placing continued importance on effective medical management and ongoing improvements in administrative costs. Beginning in 2012, additional cuts to Medicare Advantage plans will take effect (plans will ultimately receive 95% of Medicare fee-for-service rates in high cost areas to 115% in low cost areas), with changes being phased-in over two to six years, depending on the level of payment reduction in a county. All of these changes could result in reduced enrollment or reimbursement or payment levels. There are a number of annual adjustments we can make to our operations, which may partially offset any impact from these rate reductions. For example, we can adjust members’ benefits, decide on a county-by-county basis which geographies to participate in and seek to intensify our medical and operating cost management. Additionally, achieving high quality scores from CMS for improving upon certain clinical and operational performance standards will impact future quality bonuses. Quality bonus payments may further offset these anticipated rate reductions as CMS quality rating bonus payments are phased in over three years beginning in 2012. We also may be able to mitigate the effects of reduced funding on margins by increasing enrollment due to the anticipated increase in the number of people eligible for Medicare in coming years. Longer term, market wide decreases in the availability or relative quality of Medicare Advantage products may increase demand for other senior health benefits products such as our Medicare Part D and Medicare Supplement insurance offerings.

The Health Reform Legislation presents additional opportunities and challenges over the longer term, including the assessment of an annual $8 billion insurance industry assessment beginning in 2014, the operation of state-based exchanges for individuals and small businesses beginning in 2014, and numerous other commercial and governmental plan requirements. Individual states may also accelerate their procurement of Medicaid managed care services for sizeable groups of Medicaid program beneficiaries in order to even their administrative workloads when Medicaid market expansions take place in 2014. The law could increase near-term business growth opportunities for UnitedHealthcare Community & State. Due to the complexity of the health care system and the numerous changes that are taking place, the longer term effect of the new legislation remains difficult to assess.

Court proceedings related to the Health Reform Legislation, such as the ruling by the United States District Court for the Northern District of Florida (in a case brought on behalf of 26 state attorneys general and/or governors) that declared the entire legislation unconstitutional, and the potential for Congressional action to impede implementation, create additional uncertainties with respect to the law. For additional information regarding the Health Reform Legislation and the related risk factors, see Item 1, “Business—Government Regulation” and Item 1A, “Risk Factors.”

Adverse Economic Conditions. The current U.S. economic environment has impacted demand for some of our products and services. For example, decreases in employment have reduced the number of workers and dependants offered health care benefits by our customers, and have put pressure on our overall growth and operating profitability. If the current economic environment continues for a prolonged period, federal and state governments may decrease funding for various health care government programs in which we participate and/or impose new or higher levels of taxes or assessments. Government funding pressure, coupled with adverse economic conditions, will impact the financial positions of hospitals, physicians and other care providers and could therefore increase medical cost trends experienced by our businesses. Our revenues are also impacted by U.S. monetary and fiscal policy. In response to current economic conditions, the U.S. Federal Reserve has maintained the target federal funds rate at a range of zero to 25 basis points. For additional discussions regarding how the adverse economic conditions could affect our business, see Item 1A, “Risk Factors” in Part I.

RESULTS SUMMARY

				Change		Change
(in millions, except percentages and per share data)	2010	2009	2008	2010 vs. 2009		2009 vs. 2008
Revenues:
Premiums	$85,405	$79,315	$73,608	$6,090	8%	$5,707	8%
Services	5,819	5,306	5,152	513	10	154	3
Products	2,322	1,925	1,655	397	21	270	16
Investment and other income	609	592	771	17	3	(179)	(23)

Total revenues	94,155	87,138	81,186	7,017	8	5,952	7

Operating costs:
Medical costs	68,841	65,289	60,359	3,552	5	4,930	8
Operating costs	14,270	12,734	13,103	1,536	12	(369)	(3)
Cost of products sold	2,116	1,765	1,480	351	20	285	19
Depreciation and amortization	1,064	991	981	73	7	10	1

Total operating costs	86,291	80,779	75,923	5,512	7	4,856	6

Earnings from operations	7,864	6,359	5,263	1,505	24	1,096	21
Interest expense	(481)	(551)	(639)	(70)	(13)	(88)	(14)

Earnings before income taxes	7,383	5,808	4,624	1,575	27	1,184	26
Provision for income taxes	(2,749)	(1,986)	(1,647)	763	38	339	21

Net earnings	$4,634	$3,822	$2,977	$812	21%	$845	28%

Diluted net earnings per common share	$4.10	$3.24	$2.40	$0.86	27%	$0.84	35%

Medical care ratio	80.6%	82.3%	82.0%		(1.7)%		0.3%
Operating cost ratio	15.2	14.6	16.1		0.6		(1.5)
Operating margin	8.4	7.3	6.5		1.1		0.8
Tax rate	37.2	34.2	35.6		3.0		(1.4)
Net margin	4.9	4.4	3.7		0.5		0.7
Return on equity (a)	18.7%	17.3%	14.9%		1.4%		2.4%

(a)	Return on equity is calculated as net earnings divided by average equity. Average equity is calculated using the equity balance at the end of the preceding year and the equity balances at the end of the four quarters of the year presented.

2010 RESULTS OF OPERATIONS COMPARED TO 2009 RESULTS

Consolidated Financial Results

Revenues

The increases in revenues for 2010 were primarily due to strong organic growth in risk-based benefit offerings in our public and senior markets businesses and commercial premium rate increases reflecting underlying medical cost trends. Growth in customers served by our health services businesses, particularly through pharmaceutical benefit management programs, increased revenues from public sector behavioral health programs and increased sales of health care technology software and services also contributed to our revenue growth.

Medical Costs and Medical Care Ratio

Medical costs for 2010 increased primarily due to growth in our public and senior markets risk-based businesses and medical cost inflation, which were partially offset by net favorable development of prior period medical costs.

For 2010 and 2009, there was $800 million and $310 million, respectively, of net favorable medical cost development related to prior fiscal years. The favorable development in 2010 was primarily driven by lower than expected health system utilization levels; more efficient claims handling and processing, which results in higher completion factors; a reduction in reserves needed for disputed claims from care providers; and favorable resolution of certain state-based assessments.

The medical care ratio decreased due to a moderation in overall demand for medical services, successful clinical engagement and management and the increase in prior period favorable development discussed previously.

Operating Costs

Operating costs for 2010 increased due to acquired and organic growth in health services businesses, which are generally more operating cost intensive than our benefits businesses, goodwill impairment and charges for a business line disposition at OptumInsight, which is discussed in more detail below, an increase in staffing and selling expenses primarily due to the change in the Medicare Advantage annual enrollment period, costs related to increased employee headcount and compensation, increased advertising costs, and the absorption of new business development and start-up costs.

Income Tax Rate

The increase in our effective income tax rate for 2010 as compared to 2009 resulted from a benefit in the 2009 tax rate from the resolution of various historical state income tax matters and an increase in the 2010 rate related to limitations on the future deductibility of certain compensation related to the Health Reform Legislation.

Reporting Segments

We have four reporting segments:

•	UnitedHealthcare, which includes UnitedHealthcare Employer & Individual, UnitedHealthcare Medicare & Retirement, and UnitedHealthcare Community & State;

•	OptumHealth;

•	OptumInsight; and

•	OptumRx.

See Note 14 of Notes to the Consolidated Financial Statements for a description of the types and services from which each of these reporting segments derives its revenues.

Transactions between reporting segments principally consist of sales of pharmacy benefit products and services to UnitedHealthcare customers by OptumRx, certain product offerings sold to UnitedHealthcare customers by OptumHealth, and medical benefits cost, quality and utilization data and predictive modeling sold to UnitedHealthcare by OptumInsight. These transactions are recorded at management’s estimate of fair value. Intersegment transactions are eliminated in consolidation.

On January 1, 2011, we realigned certain of our businesses to respond to changes in the markets we serve. Prior period segment financial information has been recast to conform to the 2011 presentation. The following table summarizes the operating results of our reporting segments:

				Change		Change
(in millions, except percentages)	2010	2009	2008	2010 vs. 2009		2009 vs. 2008
Revenues
UnitedHealthcare	$88,730	$82,730	$77,236	$6,000	7%	$5,494	7%
OptumHealth	4,565	4,212	3,850	353	8	362	9
OptumInsight	2,342	1,823	1,555	519	28	268	17
OptumRx	16,724	14,401	12,535	2,323	16	1,866	15
Eliminations	(18,206)	(16,028)	(13,990)	(2,178)	nm	(2,038)	nm

Consolidated revenues	$94,155	$87,138	$81,186	$7,017	8%	$5,952	7%

Earnings from operations
UnitedHealthcare	$6,740	$4,833	$5,178	$1,907	39%	$(345)	(7)%
OptumHealth	511	599	608	(88)	(15)	(9)	(1)
OptumInsight	84	246	232	(162)	(66)	14	6
OptumRx	529	681	360	(152)	(22)	321	89
Corporate	0	0	(1,115)	0	nm	1,115	nm

Consolidated earnings from operations	$7,864	$6,359	$5,263	$1,505	24%	$1,096	21%

Operating margin
UnitedHealthcare	7.6%	5.8%	6.7%		1.8%		(0.9)%
OptumHealth	11.2	14.2	15.8		(3.0)		(1.6)
OptumInsight	3.6	13.5	14.9		(9.9)		(1.4)
OptumRx	3.2	4.7	2.9		(1.5)		1.8
Consolidated operating margin	8.4%	7.3%	6.5%		1.1%		0.8%

nm = not meaningful

The following summarizes the number of individuals served by our UnitedHealthcare businesses, by major market segment and funding arrangement, at December 31:

				Change		Change
(in thousands, except percentages)	2010	2009	2008	2010 vs. 2009		2009 vs. 2008
Commercial risk-based	9,405	9,415	10,360	(10)	(0)%	(945)	(9)%
Commercial fee-based	15,405	15,210	15,985	195	1	(775)	(5)

Total commercial	24,810	24,625	26,345	185	1	(1,720)	(7)

Medicare Advantage	2,070	1,790	1,495	280	16	295	20
Medicaid	3,320	2,900	2,515	420	14	385	15
Standardized Medicare supplement	2,770	2,680	2,540	90	3	140	6

Total public and senior	8,160	7,370	6,550	790	11	820	13

Total UnitedHealthcare—medical	32,970	31,995	32,895	975	3	(900)	(3)
Medicare Part D stand-alone	4,530	4,300	4,060	230	5	240	6

Total UnitedHealthcare	37,500	36,295	36,955	1,205	3%	(660)	(2)%

UnitedHealthcare

The revenue growth in UnitedHealthcare for 2010 was primarily due to growth in the number of individuals served by our public and senior markets businesses and commercial premium rate increases reflecting underlying medical cost trends, partially offset by Medicare Advantage premium rate decreases. In 2010, revenues were $42.6 billion for UnitedHealthcare Employer & Individual; $34.0 billion for UnitedHealthcare Medicare & Retirement; and $12.1 billion for UnitedHealthcare Community & State. In 2009, revenues were $42.3 billion for UnitedHealthcare Employer & Individual; $30.6 billion for UnitedHealthcare Medicare & Retirement; and $9.8 billion for UnitedHealthcare Community & State.

UnitedHealthcare earnings from operations and operating margins for 2010 increased over the prior year due to factors that increased revenues described above, continued cost management disciplines on behalf of our commercial and governmental customers, a general moderation in year-over-year growth in demand for medical services and the effect of increased net favorable development in prior period medical costs.

OptumHealth

Increased revenues in OptumHealth for 2010 were primarily driven by new business development in large scale public sector programs and increased sales of benefits and services to external employer markets.

The operating margin for 2010 decreased due to growth in lower margin public sector business, new market development and startup costs and costs related to the implementation of the Mental Health Parity Act.

OptumInsight

Increased revenues in OptumInsight for 2010 were primarily due to the impact of acquisitions and growth in health information technology offerings and services focused on cost and data management and regulatory compliance.

The decrease in operating margin for 2010 was primarily due to a goodwill impairment and charges for a business line disposition of certain i3-branded clinical trial service businesses. In addition, increases in the mix of lower margin business, continued margin pressure in the pharmaceutical services business and continued investments in new growth areas also contributed to the decrease in operating margin in 2010. See Note 6 of Notes to the Consolidated Financial Statements for further detail on the goodwill impairment.

OptumRx

The increased OptumRx revenues for 2010 were primarily due to growth in customers served through Medicare Part D prescription drug plans by our UnitedHealthcare Medicare & Retirement business and higher prescription volumes. Intersegment revenues eliminated in consolidation were $14.4 billion and $12.5 billion for 2010 and 2009, respectively.

OptumRx operating margin for 2010 decreased due to changes in performance-based pricing contracts with Medicare Part D plan sponsors, which were partially offset by prescription volume growth, increased usage of mail service and generic drugs by consumers and effective operating cost management.

2009 RESULTS OF OPERATIONS COMPARED TO 2008 RESULTS

Consolidated Financial Results

Revenues

Consolidated revenues for 2009 increased primarily due to the increase in premium revenues in the UnitedHealthcare reporting segment. The increase in premium revenues was primarily due to strong organic growth in risk-based offerings in our public and senior markets businesses and premium rate increases in response to growth in underlying medical costs, partially offset by a decline in the number of people served in the commercial market. The effect of 2008 UnitedHealthcare acquisitions also contributed to the increase in premium revenues during 2009.

Medical Costs

Medical costs for 2009 increased primarily due to growth in public and senior markets risk-based businesses, elevated medical costs due to the H1N1 influenza virus, unemployment-related benefit continuation programs due to an increased level of national unemployment, medical cost inflation and increased utilization of medical services.

For each period, our operating results include the effects of revisions in medical cost estimates related to all prior periods. Changes in medical cost estimates related to prior periods, resulting from more complete claim information identified in the current period, are included in total medical costs reported for the current period. For 2009 and 2008, medical costs included $310 million and $230 million, respectively, of net favorable medical cost development related to prior fiscal years.

Operating Costs

Operating costs for 2009 decreased due to certain expenses incurred in 2008 as discussed below and disciplined operating cost management, which were partially offset by increased costs due to acquired and organic business growth and from an increase in state insurance assessments levied against premiums, a portion of which was in lieu of state income taxes in one of the states in which we operate.

Operating costs for 2008 included $882 million for settlement of two class action lawsuits related to our historical stock option practices and related legal costs, $350 million for the settlement of class action litigation related to reimbursement for out-of-network medical services, $50 million related to estimated costs to conclude a legal matter and $46 million for employee severance related to operating cost reduction initiatives and other items, partially offset by a $185 million reduction in operating costs for proceeds from the sale of certain assets and membership in the individual Medicare Advantage business in Nevada in May 2008.

Income Tax Rate

Our income tax rate for 2009 decreased primarily due to the favorable resolution of various historical state income tax matters and the change to a premium tax in lieu of an income tax in one of the states in which we operate, which increased operating costs and decreased income taxes.

Reporting Segments

UnitedHealthcare

Revenue growth in UnitedHealthcare for 2009 was primarily due to growth in the number of individuals served by our public and senior markets businesses and premium rate increases, partially offset by a decline in individuals served through commercial products and a decrease in investment and other income driven by lower short-term investment yields. 2009 revenues were $42.3 billion for UnitedHealthcare Employer & Individual; $30.6 billion for UnitedHealthcare Medicare & Retirement; and $9.8 billion for UnitedHealthcare Community & State. 2008 revenues were $43.3 billion for UnitedHealthcare Employer & Individual; $27.1 billion for UnitedHealthcare Medicare & Retirement; and $6.8 billion for UnitedHealthcare Community & State.

The decrease in UnitedHealthcare earnings from operations for 2009 was primarily due to a $165 million reduction in investment and other income and a decrease in commercial business, partially offset by the growth in lower margin public and senior markets businesses. UnitedHealthcare’s operating margins decreased due to the factors that decreased earnings from operations.

OptumHealth

Increased OptumHealth revenues for 2009 were primarily driven by new business development in large-scale public sector care and behavioral health programs for state clients, which were partially offset by a decline in individuals served through commercial products.

Earnings from operations and operating margins for 2009 decreased due to the decrease in commercial membership described above, start-up costs for new large contracts and lower investment income, partially offset by earnings growth from expanding services in the public sector and disciplined operating cost management.

OptumInsight

Improvements in OptumInsight revenues and earnings from operations for 2009 were primarily due to the impact of improved performance in the payer business, new internal service offerings and the effect of 2009 acquisitions. The decreases in operating margins for 2009 were primarily due to investments in services offerings, including outsourcing services for pharmaceutical customers and costs for international expansion, hospital revenue cycle management and data privacy and security.

OptumRx

The increased OptumRx revenues for 2009 were primarily due to growth in customers served through Medicare Part D prescription drug plans by our UnitedHealthcare Medicare & Retirement business, which is the largest customer of this reporting segment. Intersegment revenues eliminated in consolidation were $12.5 billion and $10.9 billion for 2009 and 2008, respectively.

OptumRx earnings from operations for 2009 increased primarily due to prescription volume growth, strong success under performance-based purchasing arrangements, gains in mail service drug fulfillment and a continuing favorable mix shift to generic pharmaceuticals.

LIQUIDITY, FINANCIAL CONDITION AND CAPITAL RESOURCES

Liquidity

Introduction

We manage our liquidity and financial position in the context of our overall business strategy. We continually forecast and manage our cash, investments, working capital balances and capital structure to meet the short- and long-term obligations of our businesses while maintaining liquidity and financial flexibility. Cash flows generated from operating activities are principally from earnings before non-cash expenses. The risk of decreased operating cash flow from a decline in earnings is partially mitigated by the diversity of our businesses, geographies and customers; our disciplined underwriting and pricing processes for our risk-based businesses; and continued productivity improvements in our operating costs.

Our regulated subsidiaries generate significant cash flows from operations. A majority of the assets held by our regulated subsidiaries are in the form of cash, cash equivalents and investments. After considering expected cash flows from operating activities, we generally invest cash of regulated subsidiaries that exceeds our expected short-term obligations in longer term, liquid, investment-grade, debt securities to improve our overall investment return. We make these investments pursuant to our Board of Directors’ approved investment policy, which focuses on preservation of capital, credit quality, diversification, income and duration. The policy also generally governs return objectives, regulatory limitations, tax implications and risk tolerances.

Our regulated subsidiaries are subject to regulations and standards in their respective states of domicile. Most of these regulations and standards conform to those established by the NAIC. These standards, among other things, require these subsidiaries to maintain specified levels of statutory capital, as defined by each state, and restrict the timing and amount of dividends and other distributions that may be paid to their parent companies. Except in the case of extraordinary dividends, these standards generally permit dividends to be paid from statutory unassigned surplus of the regulated subsidiary and are limited based on the regulated subsidiary’s level of statutory net income and statutory capital and surplus. These dividends are referred to as “ordinary dividends” and generally can be paid without prior regulatory approval. If the dividend, together with other dividends paid within the preceding twelve months, exceeds a specified statutory limit or is paid from sources other than earned surplus, the entire dividend is generally considered an “extraordinary dividend” and must receive prior regulatory approval.

In 2010, based on the 2009 statutory net income and statutory capital and surplus levels, the maximum amount of ordinary dividends which could be paid was $3.2 billion. For the year ended December 31, 2010, our regulated subsidiaries paid their parent companies dividends of $3.2 billion, including $686 million of extraordinary dividends. For the year ended December 31, 2009, our regulated subsidiaries paid their parent companies dividends of $4.2 billion, including $2.5 billion of extraordinary dividends. The total dividends received in both 2010 and 2009 included all of the ordinary dividend capacity of $3.2 billion and $3.1 billion, respectively. In some cases, ordinary dividends were classified as extraordinary dividends due to their increased size and/or accelerated timing.

Our non-regulated businesses also generate cash flows from operations for general corporate use. Cash flows generated by these entities, combined with dividends from our regulated entities and financing through the issuance of commercial paper and long-term debt, as well as the availability of our committed credit facility, further strengthen our operating and financial flexibility. We generally use these cash flows to expand our businesses through acquisitions, reinvest in our businesses through capital expenditures, repay debt, or return capital to our shareholders through shareholder dividends and/or repurchases of our common stock, depending on market conditions.

Results

A summary of our major sources and uses of cash is reflected in the table below:

	Year Ended December 31,
(in millions)	2010	2009	2008
Sources of cash:
Cash provided by operating activities	$6,273	$5,625	$4,238
Sales of investments	2,593	4,040	5,568
Maturities of investments	3,105	2,675	3,030
Proceeds from customer funds administered	974	204	0
Proceeds from issuance of commercial paper, net	930	0	0
Proceeds from issuance of long-term debt	747	0	2,981
Interest rate swap termination	0	513	0
Other	299	342	1,770

Total sources of cash	14,921	13,399	17,587

Uses of cash:
Purchases of investments	(7,855)	(6,466)	(9,251)
Cash paid for acquisitions, net of cash assumed and disposition	(2,304)	(486)	(3,813)
Retirement of long-term debt	(1,583)	(1,350)	(500)
Common stock repurchases	(2,517)	(1,801)	(2,684)
Purchases of property, equipment and capitalized software	(878)	(739)	(791)
Dividends paid	(449)	(36)	(37)
Repayments of commercial paper, net	0	(99)	(1,346)
Other	(12)	(48)	(604)

Total uses of cash	(15,598)	(11,025)	(19,026)

Net (decrease) increase in cash	$(677)	$2,374	$(1,439)

2010 Cash Flows Compared to 2009 Cash Flows

Cash flows from operating activities increased $648 million, or 12%, for 2010. Factors that increased cash flows from operating activities were growth in net earnings, an acceleration of certain 2011 premium payments, and an increase in pharmacy rebate collections which were partially offset by a mandated acceleration in the claim payment cycle associated with the Medicare Part D program and payment for the settlement of the American Medical Association class action litigation related to reimbursement for out-of-network medical services. We anticipate lower cash flows from operations in 2011 as compared to 2010 as a result of an anticipated decrease in net earnings and the early receipt of certain 2011 premium payments in late 2010.

Cash flows used for investing activities increased $4.4 billion, primarily due to acquisitions completed in 2010, decreases in sales of investments due to a more stable market environment and uses of operating cash to purchase investments.

Cash flows used for financing activities decreased $664 million, or 29%, primarily due to proceeds from the issuance of commercial paper and long-term debt partially offset by increases in common stock repurchases and cash dividends paid on our common stock.

2009 Cash Flows Compared To 2008 Cash Flows

Cash flows from operating activities increased $1.4 billion, or 33%, primarily due to the payment in 2008 of $573 million, net of taxes, for the settlement of two class action lawsuits related to our historical stock option practices, the 2009 increase in medical costs payable driven by membership growth in risk-based products in the public and senior markets businesses, and the effect of changes to our receivable and payable balances with CMS related to Medicare Part D. Additionally, we paid less taxes in 2009 due to tax law changes that took effect in 2008. Operating cash flows in 2008 included payment of 2007 taxes due under the prior tax law, while the 2009 payment did not include prior year amounts.

Cash flows used for investing activities decreased $4.1 billion, or 81%, primarily due to acquisitions completed in 2008 and decreases in the usage of cash in 2009 for purchases of investments, which more than offset the 2009 decreases in sales and maturities of investments.

Cash flows used for financing activities increased $1.7 billion due to the issuance of long-term debt in 2008 and the effect of our change in intent with respect to offsetting cash balances in excess of bank deposits in 2008. These items were partially offset by decreases in common stock repurchases in 2009 and the 2009 proceeds from our terminated interest rate swap contracts.

Financial Condition

As of December 31, 2010, our cash, cash equivalent and available-for-sale investment balances of $25.7 billion included $9.1 billion of cash and cash equivalents (of which $974 million was held by non-regulated entities), $16.1 billion of debt securities and $516 million of investments in equity securities and venture capital funds. Given the significant portion of our portfolio held in cash equivalents, we do not anticipate fluctuations in the aggregate fair value of our financial assets to have a material impact on our liquidity. The use of different market assumptions or valuation methodologies, primarily used in valuing our Level 3 equity securities, may have an effect on the estimated fair value amounts of our investments. Due to the subjective nature of these assumptions, the estimates may not be indicative of the actual exit price if we had sold the investment at the measurement date. Other sources of liquidity, primarily from operating cash flows and our commercial paper program, which is supported by our $2.5 billion bank credit facility, reduce the need to sell investments during adverse market conditions. See Note 4 of Notes to the Consolidated Financial Statements for further detail of our fair value measurements.

Our cash equivalent and investment portfolio has a weighted-average duration of 2.2 years and a weighted-average credit rating of “AA” as of December 31, 2010. Included in the debt securities balance are $2.7 billion of state and municipal obligations that are guaranteed by a number of third parties. We do not have any significant exposure to any single guarantor (neither indirect through the guarantees, nor direct through investment in the guarantor). Further, due to the high underlying credit rating of the issuers, the weighted-average credit rating of these securities both with and without the guarantee is “AA” as of December 31, 2010.

Capital Resources and Uses of Liquidity

In addition to cash flow from operations and cash and cash equivalent balances available for general corporate use, our capital resources and uses of liquidity are as follows:

Commercial Paper. We maintain a commercial paper program, which facilitates the issuance of senior unsecured debt through third-party broker-dealers. The commercial paper program is supported by the $2.5 billion bank credit facility described below. We had $930 million of commercial paper outstanding as of December 31, 2010. Our issuance of commercial paper in 2010 was to maintain ample liquidity at the holding company level.

Bank Credit Facility. We have a $2.5 billion five-year revolving bank credit facility with 23 banks, which matures in May 2012. This facility supports our commercial paper program and is available for general corporate purposes. We had no amounts outstanding under this facility as of December 31, 2010. The interest rate is variable based on term and amount and is calculated based on LIBOR plus a spread. As of December 31, 2010, the annual interest rate on this facility, had it been drawn, would have ranged from 0.5% to 0.7%.

Our bank credit facility contains various covenants, including requiring us to maintain a debt-to-total-capital ratio below 50%. Our debt-to-total-capital ratio, calculated as debt divided by the sum of debt and shareholders’ equity, was 30.1% and 32.1% as of December 31, 2010 and 2009, respectively. We were in compliance with our debt covenants as of December 31, 2010.

Debt Issuance. In October 2010, we issued $750 million in senior unsecured notes under our February 2008 S-3 shelf registration statement. The issuance included $450 million of 3.875% fixed-rate notes due October 2020 and $300 million of 5.700% fixed-rate notes due October 2040. We intend to use the proceeds for general corporate purposes.

Credit Ratings. Our credit ratings at December 31, 2010 were as follows:

	Moody’s		Standard & Poor’s		Fitch (a)		A.M. Best
	Ratings	Outlook	Ratings	Outlook	Ratings	Outlook	Ratings	Outlook
Senior unsecured debt	Baa1	Stable	A-	Stable	A-	Negative	bbb+	Stable
Commercial paper	P-2	n/a	A-2	n/a	F1	n/a	AMB-2	n/a

(a)	On January 12, 2011, Fitch updated their ratings outlook on our senior unsecured debt to “stable”.

The availability of financing in the form of debt or equity is influenced by many factors, including our profitability, operating cash flows, debt levels, credit ratings, debt covenants and other contractual restrictions, regulatory requirements and economic and market conditions. For example, a significant downgrade in our credit ratings or conditions in the capital markets may increase the cost of borrowing for us or limit our access to capital. We have therefore adopted strategies and actions to maintain financial flexibility and mitigate the impact of such factors on our ability to raise capital.

Share Repurchases. Under our Board of Directors’ authorization, we maintain a common share repurchase program. Repurchases may be made from time to time at prevailing prices in the open market, subject to certain preset parameters. In February 2010, the Board renewed and increased our share repurchase program, and authorized us to repurchase up to 120 million shares of our common stock. In 2010, we repurchased 76 million shares at an average price of approximately $33 per share and an aggregate cost of $2.5 billion. As of December 31, 2010, we had Board authorization to purchase up to an additional 48 million shares of our common stock.

Debt Tender. In February 2010, we completed cash tender offers for $775 million aggregate principal amount of certain of our outstanding notes. We believe this debt repurchase will improve the matching of floating rate assets and liabilities on our balance sheet and reduce our debt service cost. We used cash on hand to fund the purchase of the notes.

Dividends. In May 2010, our Board of Directors increased our cash dividend to shareholders and moved us to a quarterly dividend payment cycle. Declaration and payment of future quarterly dividends are at the discretion of the Board and may be adjusted as business needs or market conditions change. Prior to May 2010, our policy had been to pay an annual dividend.

The following table provides details of our dividend payments:

Year	Aggregate Amount per Share	Total Amount Paid
		(in millions)
2008	$0.030	$37
2009	0.030	36
2010	0.405	449

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The following table summarizes future obligations due by period as of December 31, 2010, under our various contractual obligations and commitments:

(in millions)	2011	2012 to 2013	2014 to 2015	Thereafter	Total
Debt (a)	$3,008	$2,228	$1,780	$11,360	$18,376
Operating leases	259	431	285	579	1,554
Purchase obligations (b)	264	114	5	1	384
Future policy benefits (c)	126	356	380	1,625	2,487
Unrecognized tax benefits (d)	20	0	0	147	167
Other liabilities recorded on the Consolidated Balance Sheet (e)	364	100	0	2,268	2,732
Other obligations (f)	76	88	72	12	248

Total contractual obligations	$4,117	$3,317	$2,522	$15,992	$25,948

(a)	Includes interest coupon payments and maturities at par or put values. Coupon payments have been calculated using stated rates from the debt agreements and assuming amounts are outstanding through their contractual term. For variable-rate obligations, we used the rates in place as of December 31, 2010 to estimate all remaining contractual payments. See Note 8 of Notes to the Consolidated Financial Statements for more detail.
(b)	Includes fixed or minimum commitments under existing purchase obligations for goods and services, including agreements that are cancelable with the payment of an early termination penalty. Excludes agreements that are cancelable without penalty and excludes liabilities to the extent recorded in our Consolidated Balance Sheets as of December 31, 2010.
(c)	Estimated payments required under life and annuity contracts and health policies sold to individuals for which some of the premium received in the earlier years is intended to pay benefits to be incurred in future years. Under our reinsurance arrangement with OneAmerica Financial Partners, Inc. (OneAmerica) these amounts are payable by OneAmerica, but we remain liable to the policyholders if they are unable to pay. We have recorded a corresponding reinsurance receivable from OneAmerica in our Consolidated Financial Statements.
(d)	Since the timing of future settlements is uncertain, the long-term portion has been classified as “Thereafter.”
(e)	Includes obligations associated with contingent consideration and other payments related to business acquisitions, certain employee benefit programs, charitable contributions related to the PacifiCare acquisition, interest rate swaps and various other long-term liabilities. Due to uncertainty regarding payment timing, obligations for employee benefit programs, charitable contributions and other liabilities have been classified as “Thereafter”.
(f)	Includes remaining capital commitments for venture capital funds and other funding commitments.

We do not have other significant contractual obligations or commitments that require cash resources; however, we continually evaluate opportunities to expand our operations. This includes internal development of new products, programs and technology applications, and may include acquisitions.

OFF-BALANCE SHEET ARRANGEMENTS

As of December 31, 2010, we were not involved in any off-balance sheet arrangements (as that phrase is defined by SEC rules applicable to this report) which have or are reasonably likely to have a material adverse effect on our financial condition, results of operations or liquidity.

RECENTLY ISSUED ACCOUNTING STANDARDS

We have determined that there have been no recently issued accounting standards that will have a material impact on our Consolidated Financial Statements, or apply to our operations.

CRITICAL ACCOUNTING ESTIMATES

Critical accounting estimates are those estimates that require management to make challenging, subjective or complex judgments, often because they must estimate the effects of matters that are inherently uncertain and may change in subsequent periods. Critical accounting estimates involve judgments and uncertainties that are sufficiently sensitive and may result in materially different results under different assumptions and conditions.

Medical Costs

Each reporting period, we estimate our obligations for medical care services that have been rendered on behalf of insured consumers but for which claims have either not yet been received or processed and for liabilities for physician, hospital and other medical cost disputes. We develop estimates for medical care services incurred but not reported using an actuarial process that is consistently applied, centrally controlled and automated. The actuarial models consider factors such as time from date of service to claim receipt, claim backlogs, seasonal variances in medical care consumption, health care professional contract rate changes, medical care utilization and other medical cost trends, membership volume and demographics, benefit plan changes, and business mix changes related to products, customers and geography. Depending on the health care professional and type of service, the typical billing lag for services can be up to 90 days from the date of service. Substantially all claims related to medical care services are known and settled within nine to twelve months from the date of service. We estimate liabilities for physician, hospital and other medical cost disputes based upon an analysis of potential outcomes, assuming a combination of litigation and settlement actions.

Each period, we re-examine previously established medical costs payable estimates based on actual claim submissions and other changes in facts and circumstances. As more complete claim information becomes available, we adjust the amount of the estimates and include the changes in estimates in medical costs in the period in which the change is identified. In every reporting period, our operating results include the effects of more completely developed medical costs payable estimates associated with previously reported periods. If the revised estimate of prior period medical costs is less than the previous estimate, we will decrease reported medical costs in the current period (favorable development). If the revised estimate of prior period medical costs is more than the previous estimate, we will increase reported medical costs in the current period (unfavorable development). Medical costs in 2010, 2009 and 2008, included net favorable medical cost development related to prior periods of $800 million, $310 million and $230 million, respectively.

In developing our medical costs payable estimates, we apply different estimation methods depending on the month for which incurred claims are being estimated. For example, we actuarially calculate completion factors using an analysis of claim adjudication patterns over the most recent 36-month period. A completion factor is an actuarial estimate, based upon historical experience, of the percentage of incurred claims during a given period that have been adjudicated by us at the date of estimation. For months prior to the most recent three months, we apply the completion factors to actual claims adjudicated-to-date to estimate the expected amount of ultimate incurred claims for those months. For the most recent three months, we estimate claim costs incurred primarily by applying observed medical cost trend factors to the average per member per month (PMPM) medical costs incurred in prior months for which more complete claim data is available, supplemented by a review of near-term completion factors. Medical cost trend factors are developed through a comprehensive analysis of claims incurred in prior months and by reviewing a broad set of health care utilization indicators including, but not limited to, pharmacy utilization trends, inpatient hospital census data and incidence data from the National Centers for Disease Control. This approach is consistently applied from period to period.

Completion factors are the most significant factors we use in developing our medical costs payable estimates for older periods, generally periods prior to the most recent three months. The following table illustrates the sensitivity of these factors and the estimated potential impact on our medical costs payable estimates for those periods as of December 31, 2010:

Completion Factors Increase (Decrease) in Factors	Increase (Decrease) in Medical Costs Payable
(in millions)
(0.75)%	$186
(0.50)	124
(0.25)	62
0.25	(61)
0.50	(122)
0.75	(183)

Medical cost PMPM trend factors are the most significant factors we use in developing our medical costs payable estimates for the most recent three months. The following table illustrates the sensitivity of these factors and the estimated potential impact on our medical costs payable estimates for the most recent three months as of December 31, 2010:

Medical Cost PMPM Trend Increase (Decrease) in Factors	Increase (Decrease) in Medical Costs Payable
(in millions)
3%	$366
2	244
1	122
(1)	(122)
(2)	(244)
(3)	(366)

The analyses above include outcomes that are considered reasonably likely based on our historical experience estimating liabilities for incurred but not reported benefit claims.

Our estimate of medical costs payable represents management’s best estimate of our liability for unpaid medical costs as of December 31, 2010, developed using consistently applied actuarial methods. Management believes the amount of medical costs payable is reasonable and adequate to cover our liability for unpaid claims as of December 31, 2010; however, actual claim payments may differ from established estimates. Assuming a hypothetical 1% difference between our December 31, 2010 estimates of medical costs payable and actual medical costs payable, excluding AARP Medicare Supplement Insurance, 2010 net earnings would increase or decrease by $51 million and diluted net earnings per common share would increase or decrease by $0.05 per share.

The current national health care cost inflation rate significantly exceeds the general inflation rate. We use various strategies to lessen the effects of health care cost inflation. These include coordinating care with physicians and other health care professionals and rate discounts from physicians and other health care professionals. Through contracts with physicians and other health care professionals, we emphasize preventive health care, appropriate use of health care services consistent with clinical performance standards, education and closing gaps in care.

We believe our strategies to mitigate the impact of health care cost inflation on our operating results have been and will continue to be successful. However, other factors including competitive pressures, new health care and pharmaceutical product introductions, demands from physicians and other health care professionals and consumers, major epidemics, and applicable regulations may affect our ability to control the impact of health care cost inflation. Because of the narrow operating margins of our risk-based products, changes in medical cost trends that were not anticipated in establishing premium rates can create significant changes in our financial results.

Revenues

Revenues are principally derived from health care insurance premiums. We recognize premium revenues in the period eligible individuals are entitled to receive health care services. Customers are typically billed monthly at a contracted rate per eligible person multiplied by the total number of people eligible to receive services, as recorded in our records. Employer groups generally provide us with changes to their eligible population one month in arrears. Each billing includes an adjustment for prior period changes in eligibility status that were not reflected in our previous billing. We estimate and adjust the current period’s revenues and accounts receivable accordingly. Our estimates are based on historical trends, premiums billed, the level of contract renewal activity and other relevant information. Beginning in 2011, premium revenue subject to the medical loss ratio rebates of the Health Reform Legislation will be recognized based on the estimated premium earned net of the projected rebates over the period of the contract, if that amount can be reasonably estimated. The estimated premium will be revised each period to reflect current experience. We revise estimates of revenue adjustments each period and record changes in the period they become known.

CMS deploys a risk adjustment model, which apportions premiums paid to all health plans according to health severity and certain demographic factors. The CMS risk adjustment model pays more for members whose medical history indicates they have certain medical conditions. Under this risk adjustment methodology, CMS calculates the risk adjusted premium payment using diagnosis data from hospital inpatient, hospital outpatient and physician treatment settings. We and other health care providers collect, capture, and submit the necessary and available diagnosis data to CMS within prescribed deadlines. We estimate risk adjustment revenues based upon the diagnosis data submitted and expected to be submitted to CMS. Risk adjustment data for certain of our plans is subject to audit by regulators. See Note 13 of Notes to the Consolidated Financial Statements in this Form 10-K for additional information regarding these audits.

Goodwill and Intangible Assets

Goodwill. Goodwill represents the amount of the purchase price in excess of the fair values assigned to the underlying identifiable net assets of acquired businesses. Goodwill is not amortized, but is subject to an annual impairment test. Tests are performed more frequently if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. To determine whether goodwill is impaired, we perform a two-step impairment test. In the first step of the test, the fair values of the reporting units are compared to their aggregate carrying values, including goodwill. If the fair value of the reporting unit is greater than its carrying amount, goodwill is not impaired and no further testing is required. If the fair value of the reporting unit is less than its carrying amount, we would proceed to step two of the test. In step two of the test, the implied fair value of the goodwill of the reporting unit is determined by a hypothetical allocation of the fair value calculated in step one to all of the assets and liabilities of that reporting unit (including any recognized and unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value was reflective of the price paid to acquire the reporting unit. The implied fair value of goodwill is the excess, if any, of the calculated fair value after hypothetical allocation to the reporting unit’s assets and liabilities. If the implied fair value of the goodwill is greater than the carrying amount of the goodwill at the analysis date, goodwill is not impaired and the analysis is complete. If the implied fair value of the goodwill is less than the carrying value of goodwill at the analysis date, goodwill is deemed impaired by the amount of that variance.

We calculate the estimated fair value of our reporting units using discounted cash flows. To determine fair values we must make assumptions about a wide variety of internal and external factors. Significant assumptions used in the impairment analysis include financial projections of free cash flow (including significant assumptions about operations, capital requirements and income taxes), long-term growth rates for determining terminal value, and discount rates. Where available and appropriate, comparative market multiples are used to corroborate the results of our discounted cash flow test.

We completed our annual assessment of goodwill as of January 1, 2011, which considered our business realignment, and determined that other than the $172 million impairment related to certain of OptumInsight’s businesses, no goodwill impairment existed as of December 31, 2010. Although we believe that the financial projections used are reasonable and appropriate for all of our reporting units, there is uncertainty inherent in those projections. That uncertainty is increased by the impact of health care reforms as discussed in Item 1, “Business—Government Regulation”. For additional discussions regarding how the enactment or implementation of health care reforms could affect our business, see Item 1A, “Risk Factors” in Part I.

Intangible assets. Finite lived intangible assets are acquired in a business combination and are assets that represent future expected benefits but lack physical substance (e.g., membership lists, customer contracts and trademarks). We do not have material holdings of indefinite lived intangible assets. Intangible assets are amortized over their expected useful lives and are subject to impairment tests when events or circumstances indicate that a finite lived intangible asset’s (or asset group’s) carrying value may exceed its estimated fair value. If the carrying value exceeds its estimated fair value, an impairment would be recorded.

We calculate the estimated fair value of finite lived intangible assets using undiscounted cash flows that are expected to result from the use of the intangible asset or group of assets. We consider many factors, including estimated future utility to estimate cash flows. There were no material impairments of finite lived intangible assets during the current year.

Investments

As of December 31, 2010, we had investments with a carrying value of $16.8 billion, primarily held in marketable debt securities. Our investments are principally classified as available-for-sale and are recorded at fair value. We exclude gross unrealized gains and losses on available-for-sale investments from earnings and report net unrealized gains or losses, net of income tax effects, as a separate component in shareholders’ equity. We continually monitor the difference between the cost and fair value of our investments. As of December 31, 2010, our investments had gross unrealized gains of $527 million and gross unrealized losses of $81 million. We evaluate investments for impairment considering the length of time and extent to which market value has been less than cost, the financial condition and near-term prospects of the issuer as well as specific events or circumstances that may influence the operations of the issuer and our intent to sell the security or the likelihood that we will be required to sell the security before recovery of the entire amortized cost. For debt securities, if we intend to either sell or determine that we will be more likely than not be required to sell a debt security before recovery of the entire amortized cost basis or maturity of the debt security, we recognize the entire impairment in earnings. If we do not intend to sell the debt security and we determine that we will not be more likely than not be required to sell the debt security but we do not expect to recover the entire amortized cost basis, the impairment is bifurcated into the amount attributed to the credit loss, which is recognized in earnings, and all other causes, which are recognized in other comprehensive income. For equity securities, we recognize impairments in other comprehensive income if we expect to hold the equity security until fair value increases to at least the equity security’s cost basis and we expect that increase in fair value to occur in a reasonably forecasted period. If we intend to sell the equity security or if we believe that recovery of fair value to cost will not occur in the near term, we recognize the impairment in net earnings. New information and the passage of time can change these judgments. We manage our investment portfolio to limit our exposure to any one issuer or market sector, and largely limit our investments to U.S. government and agency securities; state and municipal securities; mortgage-backed securities; and corporate debt obligations, substantially all of investment grade quality. Securities downgraded below policy minimums after purchase will be disposed of in accordance with the investment policy.

Income Taxes

Our provision for income taxes, deferred tax assets and liabilities, and uncertain tax positions reflect our assessment of estimated future taxes to be paid on items in the consolidated financial statements. Deferred income taxes arise from temporary differences between financial reporting and tax reporting bases of assets and liabilities, as well as net operating loss and tax credit carryforwards for tax purposes.

We have established a net valuation allowance against certain deferred tax assets for which the ultimate realization of future benefits is uncertain. After application of the valuation allowances, we anticipate that no limitations will apply with respect to utilization of any of the other net deferred income tax assets. We believe that our estimates for the valuation allowances against deferred tax assets and tax contingency reserves are appropriate based on current facts and circumstances.

According to U.S. Generally Accepted Accounting Principles (GAAP), a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.

We have established an estimated liability for federal, state and non-U.S. income tax exposures that arise and meet the criteria for accrual under U.S. GAAP. We prepare and file tax returns based on our interpretation of tax laws and regulations and record estimates based on these judgments and interpretations. In the normal course of business, our tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities. Inherent uncertainties exist in estimates of tax contingencies due to changes in tax law resulting from legislation, regulation and/or as concluded through the various jurisdictions’ tax court systems.

The significant assumptions and estimates described above are important contributors to our ultimate effective tax rate in each year. A hypothetical increase or decrease in our effective tax rate by 1% on our 2010 earnings before income taxes would have caused the provision for income taxes to change by $74 million.

Contingent Liabilities

Because of the nature of our businesses, we are routinely involved in various disputes, legal proceedings and governmental audits and investigations. We record liabilities for our estimates of the probable costs resulting from these matters. Our estimates are developed in consultation with outside legal counsel, if appropriate, and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies and considering our insurance coverage, if any, for such matters. It is possible that future results of operations for any particular quarterly or annual period could be materially affected by changes in our estimates or assumptions.

LEGAL MATTERS

A description of our legal proceedings is included in Note 13 of Notes to the Consolidated Financial Statements and is incorporated by reference in this report.

CONCENTRATIONS OF CREDIT RISK

Investments in financial instruments such as marketable securities and accounts receivable may subject us to concentrations of credit risk. Our investments in marketable securities are managed under an investment policy authorized by our Board of Directors. This policy limits the amounts that may be invested in any one issuer and generally limits our investments to U.S. government and agency securities, state and municipal securities and corporate debt obligations that are investment grade. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of employer groups that constitute our customer base. As of December 31, 2010, we had an aggregate $2.0 billion reinsurance receivable resulting from the sale of our Golden Rule Financial Corporation life and annuity business in 2005. We regularly evaluate the financial condition of the reinsurer and only record the reinsurance receivable to the extent that the amounts are deemed probable of recovery. Currently, the reinsurer is rated by A.M. Best as “A.” As of December 31, 2010, there were no other significant concentrations of credit risk.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of UnitedHealth Group Incorporated and Subsidiaries:

We have audited the accompanying consolidated balance sheets of UnitedHealth Group Incorporated and Subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of UnitedHealth Group Incorporated and Subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, Note 6, and Note 14 to the consolidated financial statements, such statements have been recast to reflect the business realignment that occurred in the first quarter of 2011.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 10, 2011 (not presented herein) expressed an unqualified opinion on the Company’s internal control over financial reporting.

/S/ DELOITTE & TOUCHE LLP

Minneapolis, MN

February 10, 2011 (May 23, 2011 as to the effects of the business realignment discussed in Note 2, Note 6, and Note 14)

UnitedHealth Group

Consolidated Balance Sheets

(in millions, except per share data)	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$9,123	$9,800
Short-term investments	2,072	1,239
Accounts receivable, net of allowances of $241 and $220	2,061	1,954
Assets under management	2,550	2,383
Deferred income taxes	403	448
Other current receivables, net of allowances of $66 and $28	1,643	1,838
Prepaid expenses and other current assets	541	538

Total current assets	18,393	18,200
Long-term investments	14,707	13,311
Property, equipment and capitalized software, net of accumulated depreciation and amortization of $2,779 and $2,738	2,200	2,140
Goodwill	22,745	20,727
Other intangible assets, net of accumulated amortization of $1,350 and $1,038	2,910	2,381
Other assets	2,108	2,286

Total assets	$63,063	$59,045

Liabilities and shareholders’ equity
Current liabilities:
Medical costs payable	$9,220	$9,362
Accounts payable and accrued liabilities	6,488	6,283
Other policy liabilities	3,979	3,137
Commercial paper and current maturities of long-term debt	2,480	2,164
Unearned revenues	1,533	1,217

Total current liabilities	23,700	22,163
Long-term debt, less current maturities	8,662	9,009
Future policy benefits	2,361	2,325
Deferred income taxes and other liabilities	2,515	1,942

Total liabilities	37,238	35,439

Commitments and contingencies (Note 13)
Shareholders’ equity:
Preferred stock, $0.001 par value—10 shares authorized; no shares issued or outstanding	0	0
Common stock, $0.01 par value—3,000 shares authorized; 1,086 and 1,147 issued and outstanding	11	11
Retained earnings	25,562	23,342
Accumulated other comprehensive income (loss):
Net unrealized gains on investments, net of tax effects	280	277
Foreign currency translation losses	(28)	(24)

Total shareholders’ equity	25,825	23,606

Total liabilities and shareholders’ equity	$63,063	$59,045

See Notes to the Consolidated Financial Statements

UnitedHealth Group

Consolidated Statements of Operations

	For the Year Ended December 31,
(in millions, except per share data)	2010	2009	2008
Revenues:
Premiums	$85,405	$79,315	$73,608
Services	5,819	5,306	5,152
Products	2,322	1,925	1,655
Investment and other income	609	592	771

Total revenues	94,155	87,138	81,186

Operating costs:
Medical costs	68,841	65,289	60,359
Operating costs	14,270	12,734	13,103
Cost of products sold	2,116	1,765	1,480
Depreciation and amortization	1,064	991	981

Total operating costs	86,291	80,779	75,923

Earnings from operations	7,864	6,359	5,263
Interest expense	(481)	(551)	(639)

Earnings before income taxes	7,383	5,808	4,624
Provision for income taxes	(2,749)	(1,986)	(1,647)

Net earnings	$4,634	$3,822	$2,977

Basic net earnings per common share	$4.14	$3.27	$2.45

Diluted net earnings per common share	$4.10	$3.24	$2.40

Basic weighted-average number of common shares outstanding	1,120	1,168	1,214
Dilutive effect of common stock equivalents	11	11	27

Diluted weighted-average number of common shares outstanding	1,131	1,179	1,241

Anti-dilutive shares excluded from the calculation of dilutive effect of common stock equivalents	94	107	90
Cash dividends per common share	$0.405	$0.030	$0.030

See Notes to the Consolidated Financial Statements

UnitedHealth Group

Consolidated Statements of Changes in Shareholders’ Equity

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
(in millions)	Shares	Amount
Balance at January 1, 2008	1,253	$13	$1,023	$18,929	$98	$20,063
Net earnings				2,977		2,977
Unrealized holding losses on investment securities during the period, net of tax benefit of $76					(132)	(132)
Reclassification adjustment for net realized losses included in net earnings, net of tax benefit of $2					4	4
Foreign currency translation loss					(22)	(22)

Comprehensive income						2,827

Issuances of common stock, and related tax benefits	20	0	272			272
Common stock repurchases	(72)	(1)	(1,596)	(1,087)		(2,684)
Share-based compensation, and related tax benefits			339			339
Common stock dividend				(37)		(37)

Balance at December 31, 2008	1,201	$12	$38	$20,782	$(52)	$20,780
Net earnings				3,822		3,822
Unrealized holding gains on investment securities during the period, net of tax expense of $187					314	314
Reclassification adjustment for net realized gains included in net earnings, net of tax expense of $4					(7)	(7)
Foreign currency translation loss					(2)	(2)

Comprehensive income						4,127

Issuances of common stock, and related tax benefits	20	0	221			221
Common stock repurchases	(74)	(1)	(574)	(1,226)		(1,801)
Share-based compensation, and related tax benefits			315			315
Common stock dividend				(36)		(36)

Balance at December 31, 2009	1,147	$11	$0	$23,342	$253	$23,606
Net earnings				4,634		4,634
Unrealized holding gains on investment securities during the period, net of tax expense of $26					48	48
Reclassification adjustment for net realized gains included in net earnings, net of tax expense of $26					(45)	(45)
Foreign currency translation loss					(4)	(4)

Comprehensive income						4,633

Issuances of common stock, and related tax benefits	15	0	207			207
Common stock repurchases	(76)	0	(552)	(1,965)		(2,517)
Share-based compensation, and related tax benefits			345			345
Common stock dividend				(449)		(449)

Balance at December 31, 2010	1,086	$11	$0	$25,562	$252	$25,825

See Notes to the Consolidated Financial Statements

UnitedHealth Group

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
(in millions)	2010	2009	2008
Operating activities
Net earnings	$4,634	$3,822	$2,977
Noncash items:
Depreciation and amortization	1,064	991	981
Deferred income taxes	45	(16)	(166)
Share-based compensation	326	334	305
Other	203	23	(122)
Net change in other operating items, net of effects from acquisitions and changes in AARP balances:
Accounts receivable	(16)	100	(219)
Other assets	84	(250)	(48)
Medical costs payable	(88)	424	(41)
Accounts payable and other liabilities	(341)	99	708
Other policy liabilities	10	104	(170)
Unearned revenues	352	(6)	33

Cash flows from operating activities	6,273	5,625	4,238

Investing activities
Cash paid for acquisitions, net of cash assumed	(2,323)	(486)	(4,012)
Cash received from disposition	19	0	199
Purchases of property, equipment and capitalized software	(878)	(739)	(791)
Proceeds from disposal of property, equipment and capitalized software	0	0	185
Purchases of investments	(7,855)	(6,466)	(9,251)
Sales of investments	2,593	4,040	5,568
Maturities of investments	3,105	2,675	3,030

Cash flows used for investing activities	(5,339)	(976)	(5,072)

Financing activities
Proceeds from (repayments of) commercial paper, net	930	(99)	(1,346)
Proceeds from issuance of long-term debt	747	0	2,981
Payments for retirement of long-term debt	(1,583)	(1,350)	(500)
Proceeds from interest rate swap termination	0	513	0
Common stock repurchases	(2,517)	(1,801)	(2,684)
Proceeds from common stock issuances	272	282	299
Share-based compensation excess tax benefit	27	38	62
Customer funds administered	974	204	(461)
Dividends paid	(449)	(36)	(37)
Checks outstanding	(5)	22	1,224
Other	(7)	(48)	(143)

Cash flows used for financing activities	(1,611)	(2,275)	(605)

(Decrease) increase in cash and cash equivalents	(677)	2,374	(1,439)
Cash and cash equivalents, beginning of period	9,800	7,426	8,865

Cash and cash equivalents, end of period	$9,123	$9,800	$7,426

Supplemental cash flow disclosures
Cash paid for interest	$509	$527	$621
Cash paid for income taxes	$2,725	$2,048	$1,882

See Notes to the Consolidated Financial Statements

UNITEDHEALTH GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business

UnitedHealth Group Incorporated (also referred to as “UnitedHealth Group” and “the Company”) is a diversified health and well-being company dedicated to making health care work better. The Company emphasizes enhancing the performance of the health system and improving the overall health and well-being of the people it serves and their communities. The Company helps people get the care they need at an affordable cost; supports the physician/patient relationship; and empowers people with the information, guidance and tools they need to make personal health choices and decisions.

The Company’s primary focus is on improving the health care system by simplifying the administrative components of health care delivery, promoting evidence-based medicine as the standard for care, and providing relevant, actionable data that physicians, health care professionals, consumers, employers and other participants in health care can use to make better, more informed decisions.

Through its diversified family of businesses, the Company leverages core competencies in advanced technology-based transactional capabilities; health care data, knowledge and information; and health care resource organization and care facilitation to improve access to health and well-being services, simplify the health care experience, promote quality and make health care more affordable.

2. Basis of Presentation, Use of Estimates and Significant Accounting Policies

Basis of Presentation

The Company has prepared the Consolidated Financial Statements according to U.S. Generally Accepted Accounting Principles (GAAP) and has included the accounts of UnitedHealth Group and its subsidiaries. The Company has eliminated intercompany balances and transactions.

During the first quarter of 2011, the Company renamed its reportable segments to conform to the naming conventions of its market facing businesses. Consequently, the Health Benefits reportable segment is now UnitedHealthcare, and the health services businesses, OptumHealth, Ingenix, and Prescriptions Solutions, are now OptumHealth, OptumInsight, and OptumRx, respectively. On January 1, 2011, the Company realigned certain of its businesses to respond to changes in the markets it serves and the opportunities that are emerging as the health system evolves. For example, OptumHealth’s results of operations now include the Company’s clinical services assets, including Southwest Medical multi-specialty clinics in Nevada and Evercare nurse practitioners serving the frail and elderly, which had historically been reported in UnitedHealthcare Employer & Individual and UnitedHealthcare Medicare & Retirement, respectively. UnitedHealthcare Employer & Individual’s results of operations now include OptumHealth Specialty Benefits, including dental, vision, life and disability. The Company’s reportable segments remain the same and prior period segment financial information has been recast to conform to the 2011 presentation. See Note 14 of Notes to the Consolidated Financial Statements for segment financial information.

Use of Estimates

These Consolidated Financial Statements include certain amounts based on the Company’s best estimates and judgments. The Company’s most significant estimates relate to medical costs, medical costs payable, revenues, goodwill, other intangible assets, investments, income taxes and contingent liabilities. These estimates require the application of complex assumptions and judgments, often because they involve matters that are inherently uncertain and will likely change in subsequent periods. The impact of any changes in estimates is included in earnings in the period in which the estimate is adjusted.

Revenues

Premium revenues are primarily derived from risk-based health insurance arrangements in which the premium is typically at a fixed rate per individual served for a one-year period, and the Company assumes the economic risk of funding its customers’ health care and related administrative costs. The Company recognizes premium revenues in the period in which eligible individuals are entitled to receive health care benefits. The Company records health care premium payments received from its customers in advance of the service period as unearned revenues.

Centers for Medicare and Medicaid Services (CMS) deploys a risk adjustment model that apportions premiums paid to all health plans according to health severity and certain demographic factors. The CMS risk adjustment model pays more for members whose medical history indicates they have certain medical conditions. Under this risk adjustment methodology, CMS calculates the risk adjusted premium payment using diagnosis data from hospital inpatient, hospital outpatient and physician treatment settings. The Company and health care providers collect, capture, and submit the necessary and available diagnosis data to CMS within prescribed deadlines. The Company estimates risk adjustment revenues based upon the diagnosis data submitted and expected to be submitted to CMS. Risk adjustment data for certain of the Company’s plans is subject to audit by regulators. See Note 13 of Notes to the Consolidated Financial Statements for additional information regarding these audits.

Service revenues consist primarily of fees derived from services performed for customers that self-insure the health care costs of their employees and employees’ dependants. Under service fee contracts, the Company recognizes revenue in the period the related services are performed based upon the fee charged to the customer. The customers retain the risk of financing health care costs for their employees and employees’ dependants, and the Company administers the payment of customer funds to physicians and other health care professionals from customer-funded bank accounts. Since the Company has neither the obligation for funding the health care costs, nor the primary responsibility for providing the medical care, the Company does not recognize premium revenue and medical costs for these contracts in its Consolidated Financial Statements.

For both risk-based and fee-based customer arrangements, the Company provides coordination and facilitation of medical services; transaction processing; customer, consumer and care professional services; and access to contracted networks of physicians, hospitals and other health care professionals.

Through the Company’s OptumRx pharmacy benefits management (PBM) business, revenues are derived from products sold through a contracted network of retail pharmacies, and from administrative services, including claims processing and formulary design and management. Product revenues include ingredient costs (net of rebates), a negotiated dispensing fee and customer co-payments for drugs dispensed through the Company’s mail-service pharmacy. In retail pharmacy transactions, revenues recognized always exclude the member’s applicable co-payment. Product revenues are recognized upon sale or shipment based on contract terms. Service revenues are recognized when the prescription claim is adjudicated. The Company has entered into retail service contracts in which it is primarily obligated to pay its network pharmacy providers for benefits provided to their customers regardless if the Company is paid. The Company is also involved in establishing the prices charged by retail pharmacies, determining which drugs will be included in formulary listings and selecting which retail pharmacies will be included in the network offered to plan sponsors’ members. As a result, revenues are reported on a gross basis. Product revenues also include sales of OptumInsight publishing and software products that are recognized as revenue upon estimated delivery date.

Medical Costs and Medical Costs Payable

Medical costs and medical costs payable include estimates of the Company’s obligations for medical care services that have been rendered on behalf of insured consumers but for which the Company has either not yet received or processed claims, and for liabilities for physician, hospital and other medical cost disputes. The Company develops estimates for medical costs incurred but not reported using an actuarial process that is consistently applied, centrally controlled and automated. The actuarial models consider factors such as time from date of service to claim receipt, claim backlogs, care professional contract rate changes, medical care consumption and other medical cost trends. The Company estimates liabilities for physician, hospital and other medical cost disputes based upon an analysis of potential outcomes, assuming a combination of litigation and settlement strategies. Each period, the Company re-examines previously established medical costs payable estimates based on actual claim submissions and other changes in facts and circumstances. As the liability estimates recorded in prior periods become more exact, the Company adjusts the amount of the estimates, and includes the changes in estimates in medical costs in the period in which the change is identified. In every reporting period, the Company’s operating results include the effects of more completely developed medical costs payable estimates associated with previously reported periods.

Cash, Cash Equivalents and Investments

Cash and cash equivalents are highly liquid investments that have an original maturity of three months or less. The fair value of cash and cash equivalents approximates their carrying value because of the short maturity of the instruments.

The Company had checks outstanding in excess of bank deposits of $1.3 billion as of December 31, 2010 and $1.2 billion as of December 31, 2009, which were classified as Accounts Payable and Accrued Liabilities in the Consolidated Balance Sheets and the changes have been reflected as Checks Outstanding within financing activities in the Consolidated Statements of Cash Flows.

Investments with maturities of less than one year are classified as short-term. Because of regulatory requirements, certain investments are included in long-term investments regardless of their maturity date. The Company classifies these investments as held-to-maturity and reports them at amortized cost. Substantially all other investments are classified as available-for-sale and reported at fair value based on quoted market prices, where available.

The Company excludes unrealized gains and losses on investments in available-for-sale securities from earnings and reports them, net of income tax effects, as a separate component of shareholders’ equity. The Company evaluates investments for impairment by considering the length of time and extent to which market value has been less than cost, the financial condition and near-term prospects of the issuer as well as specific events or circumstances that may influence the operations of the issuer and the Company’s intent to sell the security or the likelihood that it will be required to sell the security before recovery of the entire amortized cost. For debt securities, if the Company intends to either sell or determines that it will be more likely than not be required to sell a security before recovery of the entire amortized cost basis or maturity of the security, the Company recognizes the entire impairment in earnings. If the Company does not intend to sell the debt security and it determines that it will not be more likely than not be required to sell the security but it does not expect to recover the entire amortized cost basis, the impairment is bifurcated into the amount attributed to the credit loss, which is recognized in earnings, and all other causes, which are recognized in other comprehensive income. For equity securities, the Company recognizes impairments in other comprehensive income if it expects to hold the security until fair value increases to at least the security’s cost basis and it expects that increase in fair value to occur in a reasonably forecasted period. If the Company intends to sell the equity security or if it believes that recovery of fair value to cost will not occur in a reasonably forecasted period, the Company recognizes the impairment in net earnings. New information and the passage of time can change these judgments. The Company manages its investment portfolio to limit its exposure to any one issuer or market sector, and largely limits its investments to U.S. government and agency securities; state and municipal securities; mortgage-backed securities; and corporate debt obligations, substantially all of investment grade quality. Securities downgraded below policy minimums after purchase will be disposed of in accordance with the investment policy. To calculate realized gains and losses on the sale of investments, the Company uses the specific cost or amortized cost of each investment sold.

Assets Under Management

The Company administers certain aspects of AARP’s insurance program (see Note 12 of Notes to the Consolidated Financial Statements). Pursuant to the Company’s agreement, AARP assets are managed separately from its general investment portfolio and are used to pay costs associated with the AARP program. These assets are invested at the Company’s discretion, within investment guidelines approved by AARP. The Company does not guarantee any rates of return on these investments and, upon transfer of the AARP contract to another entity, the Company would transfer cash equal in amount to the fair value of these investments at the date of transfer to that entity. Because the purpose of these assets is to fund the medical costs payable, the rate stabilization fund (RSF) liabilities and other related liabilities associated with the AARP contract, assets under management are classified as current assets, consistent with the classification of these liabilities. Interest earnings and realized investment gains and losses on these assets accrue to the overall benefit of the AARP policyholders through the RSF. Accordingly, they are not included in the Company’s earnings.

Other Current Receivables

Other current receivables include amounts due from pharmacy rebates, CMS for Medicare Part D, reinsurance and other miscellaneous amounts due to the Company.

The Company’s PBM businesses contract with pharmaceutical manufacturers, some of whom provide rebates based on use of the manufacturers’ products by its PBM businesses’ affiliated and non-affiliated clients. The Company accrues rebates as they are earned by its clients on a monthly basis based on the terms of the applicable contracts, historical data and current estimates. The PBM businesses bill these rebates to the manufacturers on a monthly or quarterly basis depending on the contractual terms. The PBM businesses record rebates attributable to affiliated clients as a reduction to medical costs. Rebates attributable to non-affiliated clients are accrued as rebates receivable and a reduction of cost of products sold with a corresponding payable for the amounts of the rebates to be remitted to non-affiliated clients in accordance with their contracts and recorded in the Consolidated Statements of Operations as a reduction of Product Revenue. The Company generally receives rebates between two to five months after billing.

For details on the Company’s Medicare Part D receivables see “Medicare Part D Pharmacy Benefits Contract” below.

For details on the Company’s reinsurance receivable see “Future Policy Benefits and Reinsurance Receivables” below.

Medicare Part D Pharmacy Benefits Contract

The Company serves as a plan sponsor offering Medicare Part D prescription drug insurance coverage under contracts with CMS. Under the Medicare Part D program, there are six separate elements of payment received by the Company during the plan year. These payment elements are as follows:

•	CMS Premium. CMS pays a fixed monthly premium per member to the Company for the entire plan year.

•	Member Premium. Additionally, certain members pay a fixed monthly premium to the Company for the entire plan year.

•	Low-Income Premium Subsidy. For qualifying low-income members, CMS pays some or all of the member’s monthly premiums to the Company on the member’s behalf.

•

Catastrophic Reinsurance Subsidy. CMS pays the Company a cost reimbursement estimate monthly to fund the CMS obligation to pay approximately 80% of the costs incurred by individual members in excess of the individual annual out-of-pocket maximum. A settlement is made with CMS based on actual cost experience, after the end of the plan year.

•

Low-Income Member Cost Sharing Subsidy. For qualifying low-income members, CMS pays on the member’s behalf some or all of a member’s cost sharing amounts, such as deductibles and coinsurance. The cost sharing subsidy is funded by CMS through monthly payments to the Company. The Company administers and pays the subsidized portion of the claims on behalf of CMS, and a settlement payment is made between CMS and the Company based on actual claims and premium experience, after the end of the plan year.

•

CMS Risk-Share. Premiums from CMS are subject to risk corridor provisions that compare costs targeted in the Company’s annual bids to actual prescription drug costs, limited to actual costs that would have been incurred under the standard coverage as defined by CMS. Variances of more than 5% above or below the original bid submitted by the Company may result in CMS making additional payments to the Company or require the Company to refund to CMS a portion of the premiums it received. The Company estimates and recognizes an adjustment to premium revenues related to the risk corridor payment settlement based upon pharmacy claims experience. The estimate of the settlement associated with these risk corridor provisions requires the Company to consider factors that may not be certain, including member eligibility status differences with CMS. The Company records risk-share adjustments to Premium Revenues in the Consolidated Statements of Operations and Other Policy Liabilities or Other Current Receivables in the Consolidated Balance Sheets.

The CMS Premium, the Member Premium, and the Low-Income Premium Subsidy represent payments for the Company’s insurance risk coverage under the Medicare Part D program and therefore are recorded as Premium Revenues in the Consolidated Statements of Operations. Premium revenues are recognized ratably over the period in which eligible individuals are entitled to receive prescription drug benefits. The Company records premium payments received in advance of the applicable service period in Unearned Revenues in the Consolidated Balance Sheets.

The Catastrophic Reinsurance Subsidy and the Low-Income Member Cost Sharing Subsidy represent cost reimbursements under the Medicare Part D program. The Company is fully reimbursed by CMS for costs incurred for these contract elements and, accordingly, there is no insurance risk to the Company. Amounts received for these subsidies are not reflected as premium revenues, but rather are accounted for as deposits. However, as of December 31, 2009, the amounts received for these subsidies were insufficient to cover the costs incurred for these contract elements; therefore, the Company recorded a receivable in Other Current Receivables in the Consolidated Balance Sheets. Related cash flows are presented as Customer Funds Administered within financing activities in the Consolidated Statements of Cash Flows.

Pharmacy benefit costs and administrative costs under the contract are expensed as incurred and are recognized in Medical Costs and Operating Costs, respectively, in the Consolidated Statements of Operations.

The final 2010 risk-share amount is expected to be settled during the second half of 2011, and is subject to the reconciliation process with CMS.

The Consolidated Balance Sheets include the following amounts associated with the Medicare Part D program:

	December 31, 2010		December 31, 2009
(in millions)	CMS Subsidies (a)	Risk-Share	CMS Subsidies (a)	Risk-Share
Other current receivables	$0	$0	$271	$0
Other policy liabilities	475	265	0	268

(a)	Includes the Catastrophic Reinsurance Subsidy and the Low-Income Member Cost Sharing Subsidy.

As of January 1, 2011, certain changes were made to the Medicare Part D coverage by CMS, including:

•	The initial coverage limit increased to $2,840 from $2,830 in 2010.

•	The catastrophic coverage begins at $6,448 as compared to $6,440 in 2010.

•	The annual out-of-pocket maximum remained at $4,550 for 2011.

Property, Equipment and Capitalized Software

Property, equipment and capitalized software are stated at cost, net of accumulated depreciation and amortization. Capitalized software consists of certain costs incurred in the development of internal-use software, including external direct costs of materials and services and payroll costs of employees devoted to specific software development. The Company reviews property, equipment and capitalized software for events or changes in circumstances that would indicate that it might not recover their carrying value. If the Company determines that an asset may not be recoverable, an impairment charge is recorded.

The Company calculates depreciation and amortization using the straight-line method over the estimated useful lives of the assets. The useful lives for property, equipment and capitalized software are:

Furniture, fixtures and equipment	3 to 7 years
Buildings	35 to 40 years
Leasehold improvements	7 years or length of lease term, whichever is shorter
Capitalized software	3 to 5 years

Goodwill

Goodwill represents the amount of the purchase price in excess of the fair values assigned to the underlying identifiable net assets of acquired businesses. Goodwill is not amortized, but is subject to an annual impairment test. Tests are performed more frequently if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. To determine whether goodwill is impaired, the Company performs a two-step impairment test. In the first step of the test, the fair values of the reporting units are compared to their aggregate carrying values, including goodwill. If the fair value of the reporting unit is greater than its carrying amount, goodwill is not impaired and no further testing is required. If the fair value of the reporting unit is less than its carrying amount, the Company would proceed to step two of the test. In step two of the test, the implied fair value of the goodwill of the reporting unit is determined by a hypothetical allocation of the fair value calculated in step one to all of the assets and liabilities of that reporting unit (including any recognized and unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value was reflective of the price paid to acquire the reporting unit. The implied fair value of goodwill is the excess, if any, of the calculated fair value after hypothetical allocation to the reporting unit’s assets and liabilities. If the implied fair value of the goodwill is greater than the carrying amount of the goodwill at the analysis date, goodwill is not impaired and the analysis is complete. If the implied fair value of the goodwill is less than the carrying value of goodwill at the analysis date, goodwill is deemed impaired by the amount of that variance.

The Company calculates the estimated fair value of our reporting units using discounted cash flows. To determine fair values the Company must make assumptions about a wide variety of internal and external factors. Significant assumptions used in the impairment analysis include financial projections of free cash flow (includes significant assumptions about operations, capital requirements and income taxes), long-term growth rates for determining terminal value, and discount rates. Where available and appropriate, comparative market multiples are used to corroborate the results of our discounted cash flow test.

The Company completed its annual assessment of goodwill as of January 1, 2011 and determined that other than the $172 million impairment related to the OptumInsight business discussed in Note 6 of Notes to Consolidated Financial Statements, no impairment existed as of December 31, 2010. Although the Company believes that the financial projections used are reasonable and appropriate for all of its reporting units, there is uncertainty inherent in those projections. That uncertainty is increased by potential health care reforms, as any passed legislation may significantly change the forecasts and long-term growth rate assumptions for some or all of its reporting units.

Intangible assets

Finite lived intangible assets are acquired in a business combination and are assets that represent future expected benefits but lack physical substance (e.g., membership lists, customer contracts, and trademarks). The Company does not have material holdings of indefinite lived intangible assets. Intangible assets are amortized over their expected useful lives and are subject to impairment tests when events or circumstances indicate that a finite lived intangible asset’s (or asset group’s) carrying value may exceed its estimated fair value. If the carrying value exceeds its estimated fair value, an impairment would be recorded.

The Company calculates the estimated fair value of finite lived intangible assets using undiscounted cash flows that are expected to result from the use of the intangible asset or group of assets. The Company considers many factors, including estimated future utility to estimate cash flows. There were no material impairments of finite lived intangible assets during the year ended December 31, 2010.

Other Policy Liabilities

Other policy liabilities include the RSF associated with the AARP program (see Note 12 of Notes to the Consolidated Financial Statements), health savings account deposits, deposits under the Medicare Part D program (see “Medicare Part D Pharmacy Benefits Contract” above), and the current portion of future policy benefits. Customer balances represent excess customer payments and deposit accounts under experience-rated contracts. At the customer’s option, these balances may be refunded or used to pay future premiums or claims under eligible contracts.

Income Taxes

Deferred income tax assets and liabilities are recognized for the differences between the financial and income tax reporting bases of assets and liabilities based on enacted tax rates and laws. The deferred income tax provision or benefit generally reflects the net change in deferred income tax assets and liabilities during the year, excluding any deferred income tax assets and liabilities of acquired businesses. The current income tax provision reflects the tax consequences of revenues and expenses currently taxable or deductible on various income tax returns for the year reported.

Future Policy Benefits and Reinsurance Receivables

Future policy benefits represent account balances that accrue to the benefit of the policyholders, excluding surrender charges, for universal life and investment annuity products and for long-duration health policies sold to individuals for which some of the premium received in the earlier years is intended to pay benefits to be incurred in future years. As a result of the 2005 sale of the life and annuity business within the Company’s Golden Rule Financial Corporation (Golden Rule) subsidiary under an indemnity reinsurance arrangement, the Company has maintained a liability associated with the reinsured contracts, as it remains primarily liable to the policyholders, and has recorded a corresponding reinsurance receivable due from the purchaser. As of December 31, 2010, the Company had an aggregate $2.0 billion reinsurance receivable, of which $126 million was recorded in Other Current Receivables and $1.9 billion was recorded in Other Assets in the Consolidated Balance Sheets. As of December 31, 2009, the Company had an aggregate $2.0 billion reinsurance receivable, of which $139 million was recorded in Other Current Receivables and $1.9 billion was recorded in Other Assets in the Consolidated Balance Sheets. The Company evaluates the financial condition of the reinsurer and only records the reinsurance receivable to the extent of probable recovery. Currently, the reinsurer is rated by A.M. Best as “A.” As of December 31, 2010, there were no other significant concentrations of credit risk

Policy Acquisition Costs

The Company’s short duration health insurance contracts typically have a one-year term and may be cancelled by the customer with at least 30 days notice. Costs related to the acquisition and renewal of short duration customer contracts are charged to expense as incurred.

Share-Based Compensation

Share-based compensation expense is measured at the grant date fair values of the awards and is recognized as expense over the period in which the share-based compensation vests.

Net Earnings Per Common Share

The Company computes basic net earnings per common share by dividing net earnings by the weighted-average number of common shares outstanding during the period. The Company determines diluted net earnings per common share using the weighted-average number of common shares outstanding during the period, adjusted for potentially dilutive shares associated with stock options, restricted stock and restricted stock units (collectively, restricted shares), using the treasury stock method. The treasury stock method assumes exercise of stock options and vesting of restricted shares, with the assumed proceeds used to purchase common stock at the average market price for the period. The difference between the number of shares assumed issued and number of shares assumed purchased represents the dilutive shares.

Recent Accounting Standards

Recently Adopted Accounting Standards. In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2010-06, “Improving Disclosures about Fair Value Measurements” (ASU 2010-06). This update amends the fair value guidance of the FASB Accounting Standards Codification (ASC) to require additional disclosures regarding (i) transfers in and out of Level 1 and Level 2 fair value measurements and (ii) activity in Level 3 fair value measurements. ASU 2010-06 also clarifies existing disclosure requirements regarding (i) the level of asset and liability disaggregation and (ii) fair value measurement inputs and valuation techniques. The new disclosures and clarifications of existing disclosures were effective for the Company’s fiscal year 2010, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements, which will be effective for the Company’s fiscal year 2011. The Company’s fair value disclosures, including the new disclosures effective in 2010, have been included in Note 4 of Notes to the Consolidated Financial Statements.

The Company has determined that there have been no recently issued accounting standards that will have a material impact on its Consolidated Financial Statements, or materially apply to its operations.

3. Investments

A summary of short-term and long-term investments is as follows:

(in millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2010
Debt securities—available-for-sale:
U.S. government and agency obligations	$2,214	$28	$(8)	$2,234
State and municipal obligations	6,007	183	(42)	6,148
Corporate obligations	5,111	210	(11)	5,310
U.S. agency mortgage-backed securities	1,851	58	(6)	1,903
Non-U.S. agency mortgage-backed securities	439	26	0	465

Total debt securities—available-for-sale	15,622	505	(67)	16,060

Equity securities—available-for-sale	508	22	(14)	516
Debt securities—held-to-maturity:
U.S. government and agency obligations	167	5	0	172
State and municipal obligations	15	0	0	15
Corporate obligations	21	0	0	21

Total debt securities—held-to-maturity	203	5	0	208

Total investments	$16,333	$532	$(81)	$16,784

December 31, 2009
Debt securities—available-for-sale:
U.S. government and agency obligations	$1,566	$12	$(11)	$1,567
State and municipal obligations	6,080	248	(11)	6,317
Corporate obligations	3,278	149	(6)	3,421
U.S. agency mortgage-backed securities	1,870	64	(3)	1,931
Non-U.S. agency mortgage-backed securities	535	8	(5)	538

Total debt securities—available-for-sale	13,329	481	(36)	13,774

Equity securities—available-for-sale	579	12	(14)	577
Debt securities—held-to-maturity:
U.S. government and agency obligations	158	4	0	162
State and municipal obligations	17	0	0	17
Corporate obligations	24	0	0	24

Total debt securities—held-to-maturity	199	4	0	203

Total investments	$14,107	$497	$(50)	$14,554

Included in the Company’s investment portfolio were securities collateralized by sub-prime home equity lines of credit with fair values of $6 million and $9 million as of December 31, 2010 and 2009, respectively. Also included were Alt-A securities with fair values of $15 million and $19 million as of December 31, 2010 and 2009, respectively.

The fair values of the Company’s mortgage-backed securities by credit rating and non-U.S. agency mortgage-backed securities by origination as of December 31, 2010 were as follows:

(in millions)	AAA	AA	A	Non-Investment Grade	Total Fair Value
2010	$8	$0	$0	$0	$8
2007	73	0	0	3	76
2006	123	0	0	14	137
2005	140	0	0	3	143
Pre-2005	98	1	1	1	101
U.S. agency mortgage-backed securities	1,903	0	0	0	1,903

Total	$2,345	$1	$1	$21	$2,368

The amortized cost and fair value of available-for-sale debt securities as of December 31, 2010, by contractual maturity, were as follows:

(in millions)	Amortized Cost	Fair Value
Due in one year or less	$2,251	$2,260
Due after one year through five years	5,195	5,401
Due after five years through ten years	3,860	3,984
Due after ten years	2,026	2,047
U.S. agency mortgage-backed securities	1,851	1,903
Non-U.S. agency mortgage-backed securities	439	465

Total debt securities—available-for-sale	$15,622	$16,060

The amortized cost and fair value of held-to-maturity debt securities as of December 31, 2010, by contractual maturity, were as follows:

(in millions)	Amortized Cost	Fair Value
Due in one year or less	$66	$66
Due after one year through five years	105	108
Due after five years through ten years	22	23
Due after ten years	10	11

Total debt securities—held-to-maturity	$203	$208

The fair value of available-for-sale investments with gross unrealized losses by investment type and length of time that individual securities have been in a continuous unrealized loss position were as follows:

	Less than 12 Months		12 months or Greater		Total
(in millions)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2010
Debt securities—available-for-sale:
U.S. government and agency obligations	$548	$(8)	$0	$0	$548	$(8)
State and municipal obligations	1,383	(40)	18	(2)	1,401	(42)
Corporate obligations	949	(11)	14	0	963	(11)
U.S. agency mortgage-backed securities	355	(6)	0	0	355	(6)

Total debt securities—available-for-sale	$3,235	$(65)	$32	$(2)	$3,267	$(67)

Equity securities—available-for-sale	$206	$(14)	$11	$0	$217	$(14)

December 31, 2009
Debt securities—available-for-sale:
U.S. government and agency obligations	$437	$(11)	$4	$0	$441	$(11)
State and municipal obligations	392	(6)	100	(5)	492	(11)
Corporate obligations	304	(3)	69	(3)	373	(6)
U.S. agency mortgage-backed securities	355	(3)	2	0	357	(3)
Non-U.S. agency mortgage-backed securities	134	(1)	86	(4)	220	(5)

Total debt securities—available-for-sale	$1,622	$(24)	$261	$(12)	$1,883	$(36)

Equity securities—available-for-sale	$169	$(13)	$1	$(1)	$170	$(14)

The Company’s mortgage-backed securities in an unrealized loss position by credit rating distribution were as follows:

	December 31, 2010		December 31, 2009
(in millions)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
AAA	$355	$(6)	$543	$(6)
AA	0	0	31	(2)
A	0	0	0	0
BBB	0	0	1	0
Non-investment grade	0	0	2	0

Total	$355	$(6)	$577	$(8)

The unrealized losses from all securities as of December 31, 2010 were generated from approximately 2,600 positions out of a total of approximately 14,000 positions. The Company believes that it will collect the principal and interest due on its investments that have an amortized cost in excess of fair value. The unrealized losses on investments in state and municipal obligations and corporate obligations as of December 31, 2010 were primarily caused by interest rate increases and not by unfavorable changes in the credit ratings associated with these securities. The Company evaluates impairment at each reporting period for securities where the fair value of the investment is less than its amortized cost. The Company evaluated the underlying credit quality of the issuers and the credit ratings of the state and municipal obligations and the corporate obligations, noting neither a significant deterioration since purchase nor other factors leading to an other-than-temporary impairment (OTTI). The unrealized losses on mortgage-backed securities as of December 31, 2010 were primarily caused by higher interest rates in the marketplace, reflecting the higher perceived risk assigned by fixed-income investors to commercial mortgage-backed securities. These unrealized losses represented less than 1% of the total amortized cost of the Company’s mortgage-backed security holdings as of December 31, 2010. The Company believes these losses to be temporary. All of the Company’s mortgage-backed securities in an unrealized loss position as of December 31, 2010 were rated “AAA” with no known deterioration or other factors leading to an OTTI. As of December 31, 2010, the Company did not have the intent to sell any of the securities in an unrealized loss position.

As of December 31, 2010, the Company’s holdings of non-U.S. agency mortgage-backed securities included $8 million of commercial mortgage loans in default. These investments were acquired in the first quarter of 2008 pursuant to an acquisition and were recorded at fair value. They represented less than 1% of the Company’s total mortgage-backed security holdings as of December 31, 2010.

A portion of the Company’s investments in equity securities and venture capital funds consists of investments held in various public and nonpublic companies concentrated in the areas of health care services and related information technologies. Market conditions that affect the value of health care and related technology stocks will likewise impact the value of the Company’s equity portfolio. The equity securities and venture capital funds were evaluated for severity and duration of unrealized loss, overall market volatility and other market factors.

Net realized gains (losses), before taxes, were from the following sources:

	Year Ended December 31,
(in millions)	2010	2009	2008
Total OTTI	$(23)	$(64)	$(121)
Portion of loss recognized in other comprehensive income	0	0	n/a

Net OTTI recognized in earnings	(23)	(64)	(121)
Gross realized losses from sales	(6)	(41)	(50)
Gross realized gains from sales	100	116	165

Net realized gains (losses)	$71	$11	$(6)

For the years ended December 31, 2010 and 2009, all of the recorded OTTI charges resulted from the Company’s intent to sell certain impaired securities.

4. Fair Value

Fair values of available-for-sale debt and equity securities are based on quoted market prices, where available. The Company obtains one price for each security primarily from a third-party pricing service (pricing service), which generally uses quoted or other observable inputs for the determination of fair value. The pricing service normally derives the security prices through recently reported trades for identical or similar securities, making adjustments through the reporting date based upon available observable market information. For securities not actively traded, the pricing service may use quoted market prices of comparable instruments or discounted cash flow analyses, incorporating inputs that are currently observable in the markets for similar securities. Inputs that are often used in the valuation methodologies include, but are not limited to, non-binding broker quotes, benchmark yields, credit spreads, default rates and prepayment speeds. As the Company is responsible for the determination of fair value, it performs quarterly analyses on the prices received from the pricing service to determine whether the prices are reasonable estimates of fair value. Specifically, the Company compares the prices received from the pricing service to prices reported by its custodian, its investment consultant and third-party investment advisors. Additionally, the Company compares changes in the reported market values and returns to relevant market indices to test the reasonableness of the reported prices. Based on the Company’s internal price verification procedures and review of fair value methodology documentation provided by independent pricing services, the Company has not historically adjusted the prices obtained from the pricing service.

In instances in which the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset or liability.

The fair value hierarchy is as follows:

Level 1—Quoted (unadjusted) prices for identical assets/liabilities in active markets.

Level 2—Other observable inputs, either directly or indirectly, including:

•	Quoted prices for similar assets/liabilities in active markets;

•	Quoted prices for identical or similar assets in non-active markets (e.g., few transactions, limited information, non-current prices, high variability over time);

•	Inputs other than quoted prices that are observable for the asset/liability (e.g., interest rates, yield curves, volatilities, default rates); and

•	Inputs that are derived principally from or corroborated by other observable market data.

Level 3—Unobservable inputs that cannot be corroborated by observable market data.

The following table presents information about the Company’s financial assets and liabilities, excluding AARP Program-related assets and liabilities, which are measured at fair value on a recurring basis, according to the valuation techniques the Company used to determine their fair values. See Note 12 of Notes to the Consolidated Financial Statements for further detail on AARP.

(in millions)	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total Fair Value
December 31, 2010
Cash and cash equivalents	$8,069	$1,054	$0	$9,123
Debt securities—available-for-sale:
U.S. government and agency obligations	1,515	719	0	2,234
State and municipal obligations	0	6,148	0	6,148
Corporate obligations	31	5,146	133	5,310
U.S. agency mortgage-backed securities	0	1,903	0	1,903
Non-U.S. agency mortgage-backed securities	0	457	8	465

Total debt securities—available-for-sale	1,546	14,373	141	16,060
Equity securities—available-for-sale	306	2	208	516

Total cash, cash equivalents and investments at fair value	9,921	15,429	349	25,699

Interest rate swap assets	0	46	0	46

Total assets at fair value	$9,921	$15,475	$349	$25,745

Percentage of total assets at fair value	39%	60%	1%	100%

Interest rate swap liabilities	$0	$104	$0	$104

December 31, 2009
Cash and cash equivalents	$9,135	$665	$0	$9,800
Debt securities—available-for-sale:
U.S. government and agency obligations	1,024	543	0	1,567
State and municipal obligations	0	6,317	0	6,317
Corporate obligations	18	3,293	110	3,421
U.S. agency mortgage-backed securities	0	1,931	0	1,931
Non-U.S. agency mortgage-backed securities	0	528	10	538

Total debt securities—available-for-sale	1,042	12,612	120	13,774
Equity securities—available-for-sale	262	3	312	577

Total cash, cash equivalents and investments at fair value	$10,439	$13,280	$432	$24,151

Percentage of total cash, cash equivalents and investments at fair value	43%	55%	2%	100%

There were no transfers between Levels 1 and 2 during the year ended December 31, 2010.

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents. The carrying value of cash and cash equivalents approximates fair value as maturities are less than three months. Fair values of cash equivalent instruments that do not trade on a regular basis in active markets are classified as Level 2.

Debt Securities. The estimated fair values of debt securities held as available-for-sale are based on quoted market prices and/or other market data for the same or comparable instruments and transactions in establishing the prices. Fair values of debt securities that do not trade on a regular basis in active markets are classified as Level 2.

Equity Securities. Equity securities are held as available-for-sale investments. Fair value estimates for Level 1 and Level 2 publicly traded equity securities are based on quoted market prices and/or other market data for the same or comparable instruments and transactions in establishing the prices. The fair values of Level 3 investments in venture capital portfolios are estimated using market modeling approaches that rely heavily on management assumptions and qualitative observations. These investments totaled $166 million and $282 million as of December 31, 2010 and 2009, respectively. The fair values of the Company’s various venture capital investments are computed using limited quantitative and qualitative observations of activity for similar companies in the current market. The key inputs utilized in the Company’s market modeling include, as applicable, transactions for comparable companies in similar industries and having similar revenue and growth characteristics; similar preferences in the capital structure; discounted cash flows; liquidation values and milestones established at initial funding; and the assumption that the values of the Company’s venture capital investments can be inferred from these inputs. The Company’s remaining Level 3 equity securities holdings of $42 million and $30 million as of December 31, 2010 and 2009, respectively, consist of preferred stock and other items for which there are no active markets.

Interest Rate Swaps. Fair values of the Company’s interest rate swaps are estimated using the terms of the swaps and publicly available market yield curves. Because the swaps are unique and not actively traded, the fair values are classified as Level 2.

A reconciliation of the beginning and ending balances of assets measured at fair value on a recurring basis using Level 3 inputs is as follows:

	December 31, 2010			December 31, 2009			December 31, 2008
(in millions)	Debt Securities	Equity Securities	Total	Debt Securities	Equity Securities	Total	Debt Securities	Equity Securities	Total
Balance at beginning of period	$120	$312	$432	$62	$304	$366	$0	$133	$133
Purchases (sales), net	19	(122)	(103)	64	22	86	14	202	216
Net unrealized gains in accumulated other comprehensive income	0	9	9	0	7	7	0	2	2
Net realized gains (losses) in investment and other income	2	9	11	(6)	(21)	(27)	0	(54)	(54)
Transfers into Level 3	0	0	0	0	0	0	48	21	69

Balance at end of period	$141	$208	$349	$120	$312	$432	$62	$304	$366

With the exception of the goodwill impairment related to the OptumInsight business, as discussed in Note 6 of Notes to the Consolidated Financial Statements, there were no significant fair value adjustments recorded during the years ended December 31, 2010 and 2009 for non-financial assets and liabilities or financial assets and liabilities that are measured at fair value on a nonrecurring basis. These assets and liabilities are subject to fair value adjustments only in certain circumstances, such as when the Company records an impairment and are classified as Level 3.

The table below includes fair values for certain financial instruments for which it is practicable to estimate fair value. The carrying values and fair values of these financial instruments were as follows:

	December 31, 2010		December 31, 2009
(in millions)	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets
Debt securities—available-for-sale	$16,060	$16,060	$13,774	$13,774
Equity securities—available-for-sale	516	516	577	577
Debt securities—held-to-maturity	203	208	199	203
AARP Program-related investments	2,435	2,435	2,114	2,114
Interest rate swap assets	46	46	0	0

Liabilities
Senior unsecured notes	10,212	10,903	11,173	11,043
Interest rate swap liabilities	104	104	0	0

In addition to the previously described methods and assumptions for debt and equity securities and interest rate swaps, the following are the methods and assumptions used to estimate the fair value of the other financial instruments:

AARP Program-related Investments. AARP Program-related investments consist of debt and equity securities held to fund costs associated with the AARP Program (see Note 12 of Notes to the Consolidated Financial Statements). The Company elected to measure the AARP assets under management at fair value pursuant to the fair value option. See the preceding discussion regarding the methods and assumptions used to estimate the fair value of investments in debt and equity securities.

Senior Unsecured Notes. The fair values of the senior unsecured notes are estimated based on third-party quoted market prices for the same or similar issues.

The carrying amounts reported in the Consolidated Balance Sheets for cash and cash equivalents, accounts and other current receivables, unearned revenues, commercial paper, accounts payable and accrued liabilities approximate fair value because of their short-term nature. These assets and liabilities are not listed in the table above.

5. Property, Equipment and Capitalized Software

A summary of property, equipment and capitalized software is as follows:

(in millions)	December 31, 2010	December 31, 2009
Land	$38	$32
Buildings and improvements	764	662
Computer equipment	1,418	1,504
Furniture and fixtures	224	235
Less accumulated depreciation	(1,417)	(1,487)

Property and equipment, net	1,027	946

Capitalized software	2,535	2,445
Less accumulated amortization	(1,362)	(1,251)

Capitalized software, net	1,173	1,194

Total property, equipment and capitalized software, net	$2,200	$2,140

Depreciation expense for property and equipment for 2010, 2009 and 2008 was $398 million, $436 million and $439 million, respectively. Amortization expense for capitalized software for 2010, 2009 and 2008 was $349 million, $314 million and $290 million, respectively.

6. Goodwill and Other Intangible Assets

Prior year amounts included in the following table have been recast to conform to the 2011 segment presentation as discussed further in Note 2 of Notes to the Consolidated Financial Statements. Changes in the carrying amount of goodwill, by reporting segment, were as follows:

(in millions)	UnitedHealthcare	OptumHealth	OptumInsight	OptumRx	Consolidated
Balance at January 1, 2009	$17,629	$567	$1,052	$840	$20,088
Acquisitions	161	40	415	0	616
Subsequent payments and adjustments, net	61	(34)	(4)	0	23

Balance at December 31, 2009	17,851	573	1,463	840	20,727
Acquisitions	0	187	2,022	0	2,209
Impairment	0	0	(172)	0	(172)
Subsequent payments and adjustments, net	(14)	0	(5)	0	(19)

Balance at December 31, 2010	$17,837	$760	$3,308	$840	$22,745

In 2010, there was a decline in the economic environment and competitive landscape for the clinical trial support businesses within one of the OptumInsight reporting units. These businesses experienced unexpected declines in new business authorizations from historical levels including continued delays in and lengthening of the selling cycle. During this time the Company began evaluating strategic options with respect to the clinical trial support businesses. In December 2010, as part of the annual goodwill impairment analysis, the Company considered the aforementioned market conditions and operating results as well as indications of interest the Company began to receive on the clinical trial support businesses as the fair value of the reporting unit was evaluated. As a result of that analysis, the Company determined that the implied fair value of the reporting unit was less than its carrying value and an impairment charge of $172 million was recorded. The implied fair value of the reporting unit was determined by a combination of valuation techniques, including discounting future expected cash flows and expected sale proceeds.

The gross carrying value, accumulated amortization and net carrying value of other intangible assets were as follows:

	December 31, 2010			December 31, 2009
(in millions)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Customer contracts and membership lists	$3,623	$(1,038)	$2,585	$2,864	$(796)	$2,068
Patents, trademarks and technology	505	(246)	259	437	(187)	250
Other	132	(66)	66	118	(55)	63

Total	$4,260	$(1,350)	$2,910	$3,419	$(1,038)	$2,381

The acquisition date fair values and weighted-average useful lives assigned to finite-lived intangible assets acquired in business combinations consisted of the following by year of acquisition:

	2010		2009
(in millions, except years)	Fair Value	Weighted- Average Useful Life	Fair Value	Weighted- Average Useful Life
Customer contracts and membership lists	$786	14 years	$239	12 years
Patents, trademarks, and technology	94	8 years	41	9 years
Other	14	9 years	1	2 years

Total acquired finite-lived intangible assets	$894	13 years	$281	12 years

Estimated full year amortization expense relating to intangible assets for each of the next five years is as follows:

(in millions)	Estimated Amortization Expense
2011	$316
2012	312
2013	304
2014	294
2015	280

Amortization expense relating to intangible assets for 2010, 2009 and 2008 was $317 million, $241 million and $252 million, respectively.

7. Medical Costs and Medical Costs Payable

Medical costs and medical costs payable include estimates of the Company’s obligations for medical care services that have been rendered on behalf of insured consumers, but for which claims have either not yet been received or processed, and for liabilities for physician, hospital and other medical cost disputes. The Company develops estimates for medical costs incurred but not reported using an actuarial process that is consistently applied, centrally controlled and automated. The actuarial models consider factors such as time from date of service to claim receipt, claim backlogs, care provider contract rate changes, medical care consumption and other medical cost trends. The Company estimates liabilities for physician, hospital and other medical cost disputes based upon an analysis of potential outcomes, assuming a combination of litigation and settlement strategies. Each period, the Company re-examines previously established medical costs payable estimates based on actual claim submissions and other changes in facts and circumstances. As the medical costs payable estimates recorded in prior periods develop, the Company adjusts the amount of the estimates and includes the changes in estimates in medical costs in the period in which the change is identified.

For the year ended December 31, 2010, there was $800 million of net favorable medical cost development related to prior fiscal years. The favorable development in 2010 was primarily driven by lower than expected health system utilization levels; more efficient claims handling and processing, which results in higher completion factors; a reduction in reserves needed for disputed claims from care providers; and favorable resolution of certain state-based assessments.

None of the factors discussed above were individually material to the net favorable medical cost development for the years ended 2009 and 2008.

The following table shows the components of the change in medical costs payable for the years ended December 31:

(in millions)	2010	2009	2008
Medical costs payable, beginning of period	$9,362	$8,664	$8,331
Acquisitions	0	252	331
Reported medical costs:
Current year	69,641	65,599	60,589
Prior years	(800)	(310)	(230)

Total reported medical costs	68,841	65,289	60,359

Claim payments:
Payments for current year	(60,949)	(57,109)	(52,872)
Payments for prior year	(8,034)	(7,734)	(7,485)

Total claim payments	(68,983)	(64,843)	(60,357)

Medical costs payable, end of period	$9,220	$9,362	$8,664

8. Commercial Paper and Long-Term Debt

Commercial paper and long-term debt consisted of the following:

	December 31, 2010			December 31, 2009
(in millions)	Par Value	Carrying Value	Fair Value	Par Value	Carrying Value	Fair Value
Commercial paper	$930	$930	$930	$0	$0	$0
Senior unsecured floating-rate notes due June 2010	0	0	0	500	500	499
5.1% senior unsecured notes due November 2010	0	0	0	250	257	259
Senior unsecured floating-rate notes due February 2011	250	250	250	250	250	251
5.3% senior unsecured notes due March 2011	705	712	711	750	781	777
5.5% senior unsecured notes due November 2012	352	372	377	450	480	481
4.9% senior unsecured notes due February 2013	534	541	568	550	549	575
4.9% senior unsecured notes due April 2013	409	425	437	450	464	472
4.8% senior unsecured notes due February 2014	172	186	184	250	268	256
5.0% senior unsecured notes due August 2014	389	425	423	500	540	518
4.9% senior unsecured notes due March 2015	416	456	444	500	544	513
5.4% senior unsecured notes due March 2016	601	666	661	750	847	772
5.4% senior unsecured notes due November 2016	95	95	105	95	95	98
6.0% senior unsecured notes due June 2017	441	484	491	500	587	523
6.0% senior unsecured notes due November 2017	156	167	174	250	285	258
6.0% senior unsecured notes due February 2018	1,100	1,065	1,249	1,100	1,099	1,136
3.9% senior unsecured notes due October 2020	450	413	429	0	0	0
Zero coupon senior unsecured notes due November 2022	1,095	588	677	1,095	558	611
5.8% senior unsecured notes due March 2036	850	844	862	850	844	762
6.5% senior unsecured notes due June 2037	500	495	552	500	495	493
6.6% senior unsecured notes due November 2037	650	645	729	650	645	651
6.9% senior unsecured notes due February 2038	1,100	1,085	1,281	1,100	1,085	1,138
5.7% senior unsecured notes due October 2040	300	298	299	0	0	0

Total commercial paper and long-term debt	$11,495	$11,142	$11,833	$11,340	$11,173	$11,043

Maturities of commercial paper and long-term debt for the years ending December 31 are as follows:

(in millions)	Maturities of Long-Term Debt
2011	$1,892
2012	372
2013	966
2014	611
2015	456
Thereafter	6,257
$1,095 million par, zero coupon senior unsecured notes due November 2022 (a)	588

(a)	These notes have been included in current maturities of long-term debt in the Consolidated Balance Sheets as of December 31, 2010 and 2009 due to a current note holder option to “put” the note to the Company which began on November 15, 2010, and recurs each November 15 thereafter until 2022 (except 2014), at accreted value.

Commercial Paper and Bank Credit Facility

Commercial paper consists of senior unsecured debt sold on a discount basis with maturities up to 270 days. As of December 31, 2010, the Company’s outstanding commercial paper had a weighted-average annual interest rate of 0.4%.

The Company has a $2.5 billion five-year revolving bank credit facility with 23 banks, which matures in May 2012. This facility supports the Company’s commercial paper program and is available for general corporate purposes. There were no amounts outstanding under this facility as of December 31, 2010. The interest rate is variable based on term and amount and is calculated based on the London Interbank Offered Rate (LIBOR) plus a spread. As of December 31, 2010, the annual interest rate on this facility, had it been drawn, would have ranged from 0.5% to 0.7%.

Debt Covenants

The Company’s bank credit facility contains various covenants including requiring the Company to maintain a debt-to-total-capital ratio, calculated as debt divided by the sum of debt and shareholders’ equity, below 50%. The Company was in compliance with its debt covenants as of December 31, 2010.

Long-Term Debt

In October 2010, the Company issued $750 million in senior unsecured notes under its February 2008 S-3 shelf registration statement. The issuance included $450 million of 3.875% fixed-rate notes due October 2020 and $300 million of 5.700% fixed-rate notes due October 2040.

In February 2010, the Company completed cash tender offers for $775 million in aggregate principal of certain of its outstanding fixed-rate notes to improve the matching of interest rate exposure related to its floating rate assets and liabilities on its balance sheet.

In February 2008, the Company issued a total of $3.0 billion in senior unsecured debt, which included: $250 million of floating-rate notes due February 2011, $550 million of 4.9% fixed-rate notes due February 2013, $1.1 billion of 6.0% fixed-rate notes due February 2018 and $1.1 billion of 6.9% fixed-rate notes due February 2038.

Interest Rate Swap Contracts

During 2010, the Company entered into interest rate swap contracts to convert a portion of its interest rate exposure from fixed rates to floating rates to more closely align interest expense with interest income received on its cash equivalent and investment balances. The floating rates are benchmarked to LIBOR. The swaps are designated as fair value hedges on fixed-rate debt issues maturing between March 2011 through March 2016 and June 2017 through October 2020. Since the specific terms and notional amounts of the swaps match those of the debt being hedged, they were assumed to be highly effective hedges and all changes in fair value of the swaps were recorded on the Consolidated Balance Sheets with no net impact recorded in the Consolidated Statements of Operations.

The following table summarizes the location and fair value of fair value hedges on the Company’s Consolidated Balance Sheet as of December 31, 2010:

Notional Amount	Balance Sheet Location	Fair Value
(in millions)		(in millions)
$ 5,725	Other assets	$46
	Other liabilities	104

The following table provides a summary of the effect of changes in fair value of fair value hedges on the Company’s Consolidated Statement of Operations:

(in millions)	Year Ended December 31, 2010
Hedge loss recognized in interest expense	$(58)
Hedged item gain recognized in interest expense	58

Net impact on the Company’s Consolidated Statement of Operations	$0

9. Income Taxes

The components of the provision for income taxes for the years ended December 31 are as follows:

(in millions)	2010	2009	2008
Current Provision:
Federal	$2,524	$1,924	$1,564
State and local	180	78	145

Total current provision	2,704	2,002	1,709
Deferred provision	45	(16)	(62)

Total provision for income taxes	$2,749	$1,986	$1,647

The reconciliation of the tax provision at the U.S. Federal Statutory Rate to the provision for income taxes for the years ended December 31 is as follows:

(in millions, except percentages)	2010		2009		2008
Tax provision at the U.S. federal statutory rate	$2,584	35.0%	$2,033	35.0%	$1,618	35.0%
State income taxes, net of federal benefit	129	1.7	66	1.1	106	2.2
Settlement of state exams, net of federal benefit	(3)	0	(40)	(0.7)	(12)	(0.2)
Tax-exempt investment income	(65)	(0.9)	(70)	(1.2)	(69)	(1.5)
Non-deductible compensation	64	0.9	0	0	0	0
Other, net	40	0.5	(3)	0	4	0.1

Provision for income taxes	$2,749	37.2%	$1,986	34.2%	$1,647	35.6%

The increase in the effective income tax rate in 2010 resulted primarily from a benefit in the 2009 tax rate from the resolution of various historical state income tax matters, as well as from the limitations on the future deductibility of certain compensation related to the Patient Protection and Affordable Care Act, as modified by the Health Care and Education Reconciliation Act of 2010 (Health Reform Legislation), which was signed into law during the first quarter of 2010.

The components of deferred income tax assets and liabilities as of December 31 are as follows:

(in millions)	2010	2009
Deferred income tax assets:
Share-based compensation	$385	$419
Net operating loss carryforwards	285	206
Accrued expenses and allowances	233	201
Long term liabilities	147	164
Medical costs payable and other policy liabilities	102	218
Unearned revenues	78	58
Unrecognized tax benefits	62	55
Other	215	190

Subtotal	1,507	1,511
Less: valuation allowances	(247)	(198)

Total deferred income tax assets	$1,260	$1,313

Deferred income tax liabilities:
Intangible assets	$(1,104)	$(890)
Capitalized software development	(450)	(449)
Net unrealized gains on investments	(161)	(163)
Depreciation and amortization	(140)	(80)
Prepaid expenses	(92)	(90)

Total deferred income tax liabilities	(1,947)	(1,672)

Net deferred income tax liabilities	$(687)	$(359)

Valuation allowances are provided when it is considered more likely than not that deferred tax assets will not be realized. The valuation allowances primarily relate to future tax benefits on certain federal and state net operating loss carryforwards. Federal net operating loss carryforwards of $149 million expire beginning in 2011 through 2030, and state net operating loss carryforwards expire beginning in 2011 through 2029.

A reconciliation of the beginning and ending amount of unrecognized tax benefits as of December 31 is as follows:

(in millions)	2010	2009
Gross unrecognized tax benefits, beginning of period	$220	$340
Gross increases:
Current year tax positions	13	10
Prior year tax positions	30	11
Gross decreases:
Prior year tax positions	0	(62)
Settlements	0	(61)
Statute of limitations lapses	(43)	(18)

Gross unrecognized tax benefits, end of period	$220	$220

The Company classifies interest and penalties associated with uncertain income tax positions as income taxes within its Consolidated Financial Statements. During the year ended December 31, 2010, the Company recognized $15 million of interest expense and penalties. During the year ended December 31, 2009, the Company recognized a net tax benefit of $7 million generated from the reduction in interest accrued from the release of previously accrued tax matters. As of December 31, 2010, the Company had $63 million of accrued interest and penalties for uncertain tax positions and, as of December 31, 2009, the Company had $44 million of accrued interest. These amounts are not included in the reconciliation above. As of December 31, 2010, the total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate, was $128 million.

The Company currently files income tax returns in the U.S. federal jurisdiction, various states and foreign jurisdictions. The U.S. Internal Revenue Service (IRS) has completed exams on the consolidated income tax returns for fiscal years 2009 and prior. The Company’s 2010 tax returns are under advance review by the IRS under its Compliance Assurance Program. With the exception of a few states, the Company is no longer subject to income tax examinations prior to 2004. The Company does not believe any adjustments that may result from these examinations will be significant.

The Company believes it is reasonably possible that its liability for unrecognized tax benefits will decrease in the next twelve months by $118 million as a result of audit settlements and the expiration of statutes of limitations in certain major jurisdictions.

10. Shareholders’ Equity

Regulatory Capital and Dividend Restrictions

The Company’s regulated subsidiaries are subject to regulations and standards in their respective states of domicile. Most of these regulations and standards conform to those established by the National Association of Insurance Commissioners. These standards, among other things, require these subsidiaries to maintain specified levels of statutory capital, as defined by each state, and restrict the timing and amount of dividends and other distributions that may be paid to their parent companies. Except in the case of extraordinary dividends, these standards generally permit dividends to be paid from statutory unassigned surplus of the regulated subsidiary and are limited based on the regulated subsidiary’s level of statutory net income and statutory capital and surplus. These dividends are referred to as “ordinary dividends” and generally can be paid without prior regulatory approval. If the dividend, together with other dividends paid within the preceding twelve months, exceeds a specified statutory limit or is paid from sources other than earned surplus, it is generally considered an “extraordinary dividend” and must receive prior regulatory approval.

In 2010, based on the 2009 statutory net income and statutory capital and surplus levels, the maximum amount of ordinary dividends that could be paid was $3.2 billion. For the year ended December 31, 2010, the Company’s regulated subsidiaries paid their parent companies dividends of $3.2 billion, including $686 million of extraordinary dividends. For the year ended December 31, 2009, the Company’s regulated subsidiaries paid their parent companies dividends of $4.2 billion, including $2.5 billion of extraordinary dividends. The total dividends received in both 2010 and 2009 included all of the ordinary dividend capacity of $3.2 billion and $3.1 billion, respectively. In some cases, ordinary dividends were classified as extraordinary dividends due to their increased size and/or accelerated timing. As of December 31, 2010, $974 million of the Company’s $25.9 billion of cash and investments was held by non-regulated entities.

The Company’s regulated subsidiaries had aggregate statutory capital and surplus of approximately $11 billion as of December 31, 2010; regulated entity statutory capital exceeded state minimum capital requirements.

OptumHealth Bank must meet minimum requirements for Tier 1 leverage capital, Tier 1 risk-based capital, and Total risk-based capital of the Federal Deposit Insurance Corporation (FDIC) to be considered “Well Capitalized” under the capital adequacy rules to which it is subject. At December 31, 2010, the Company believes that OptumHealth Bank met the FDIC requirements to be considered “Well Capitalized”.

Dividends

In May 2010, the Company’s Board of Directors increased the Company’s cash dividend to shareholders and moved the Company to a quarterly dividend payment cycle. Declaration and payment of future quarterly dividends is at the discretion of the Board and may be adjusted as business needs or market conditions change. Prior to May 2010, the Company’s policy had been to pay an annual dividend.

The following table provides details of the Company’s dividend payments:

Year	Aggregate Amount per Share	Total Amount Paid
		(in millions)
2008	$0.030	$37
2009	0.030	36
2010	0.405	449

Share Repurchase Program

Under its Board of Directors’ authorization, the Company maintains a share repurchase program. The objectives of the share repurchase program are to optimize the Company’s capital structure and cost of capital, thereby improving returns to shareholders, as well as to offset the dilutive impact of share-based awards. Repurchases may be made from time to time at prevailing prices in the open market, subject to certain Board restrictions. In February 2010, the Board renewed and increased the Company’s share repurchase program, and authorized the Company to repurchase up to 120 million shares of its common stock. During the year ended December 31, 2010, the Company repurchased 76 million shares at an average price of approximately $33 per share and an aggregate cost of $2.5 billion. As of December 31, 2010, the Company had Board authorization to purchase up to an additional 48 million shares of its common stock.

11. Share-Based Compensation

The Company’s 2002 Stock Incentive Plan (Plan), as amended and restated May 15, 2002, is intended to attract and retain employees and non-employee directors, offer them incentives to put forth maximum efforts for the success of the Company’s business and afford them an opportunity to acquire a proprietary interest in the Company. The Plan allows the Company to grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards or other stock-based awards to eligible employees and non-employee directors. The Plan incorporates the following prior plans: 1991 Stock and Incentive Plan, 1998 Broad-Based Stock Incentive Plan and Non-employee Director Stock Option Plan. All outstanding stock options, restricted stock and other awards issued under the prior plans shall remain subject to the terms and conditions of these plans under which they were issued.

As of December 31, 2010, the Company had 63.4 million shares available for future grants of share-based awards under its share-based compensation plan, including, but not limited to, incentive or non-qualified stock options, stock-settled stock appreciation rights (SARs), and up to 12.5 million of awards in restricted stock and restricted stock units (collectively, restricted shares). The Company’s outstanding share-based awards consist mainly of non-qualified stock options, SARs and restricted shares.

Stock Options and SARs

Stock options and SARs generally vest ratably over four to six years and may be exercised up to 10 years from the date of grant. Stock option and SAR activity for the year ended December 31, 2010 is summarized in the table below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life	Aggregate Intrinsic Value
	(in millions)		(in years)	(in millions)
Outstanding at beginning of period	124	$39
Granted	10	33
Exercised	(12)	19
Forfeited	(10)	39

Outstanding at end of period	112	$40	5.3	$395

Exercisable at end of period	82	$42	4.4	$283
Vested and expected to vest end of period	110	$40	5.3	$388

To determine compensation expense related to the Company’s stock options and SARs, the fair value of each award is estimated on the date of grant using an option-pricing model. For purposes of estimating the fair value of the Company’s employee stock option and SAR grants, the Company uses a binomial model. The principal assumptions the Company used in applying the option-pricing models were as follows:

	2010	2009	2008
Risk free interest rate	1.0% - 2.1%	1.7% - 2.4%	2.2% -3.4%
Expected volatility	45.4% - 46.2%	41.3% - 46.8%	29.5%
Expected dividend yield	0.1% - 1.7%	0.1%	0.1%
Forfeiture rate	5.0%	5.0%	5.0%
Expected life in years	4.6 - 5.1	4.4 - 5.1	4.3

Risk-free interest rates are based on U.S. Treasury yields in effect at the time of grant. Expected volatilities are based on the historical volatility of the Company’s common stock and the implied volatility from exchange-traded options on the Company’s common stock. Beginning in 2009, the Company changed the weighting of historical and implied volatilities used in the calculation of expected volatility to 90% and 10%, respectively. Before the change, the Company had weighted historical and implied volatility equally. Due to the significant economic turbulence and resulting instability of the exchange-traded options throughout 2008, the Company concluded that they were no longer as representative of the fair value of its common stock over the expected life of its options and SARs. The change had no impact on the Company’s reported Net Earnings nor Earnings per Share. The Company uses historical data to estimate option and SAR exercises and forfeitures within the valuation model. The expected lives of options and SARs granted represents the period of time that the awards granted are expected to be outstanding based on historical exercise patterns.

The weighted-average grant date fair value of stock options and SARs granted for 2010, 2009 and 2008 was approximately $13 per share, $10 per share and $9 per share. The total intrinsic value of stock options and SARs exercised during 2010, 2009 and 2008 was $164 million, $282 million and $244 million, respectively.

Restricted Shares

Restricted shares generally vest ratably over three to five years. Compensation expense related to restricted shares is based on the share price on date of grant. Restricted share activity for the year ended December 31, 2010 is summarized in the table below:

(shares in millions)	Shares	Weighted- Average Grant Date Fair Value
Nonvested at beginning of period	11	$32
Granted	6	32
Vested	(3)	33
Forfeited	(1)	32

Nonvested at end of period	13	$31

The weighted-average grant date fair value of restricted shares granted during 2010, 2009 and 2008 was approximately $32 per share, $29 per share and $34 per share, respectively. The total fair value of restricted shares vested during 2010, 2009 and 2008 was $99 million, $56 million and $17 million, respectively.

Employee Stock Purchase Plan

The Company’s Employee Stock Purchase Plan (ESPP) is intended to enhance employee commitment to the goals of the Company, by providing a means of achieving stock ownership at advantageous terms to eligible employees of the Company. Eligible employees are allowed to purchase the Company’s stock at a discounted price, which is 85% of the lower market price of the Company’s common stock at the beginning or at the end of the six-month purchase period. During 2010, 2009 and 2008, 3.8 million shares, 3.7 million shares and 2.9 million shares of common stock, respectively, were purchased under the ESPP. The compensation expense is included in the compensation expense amounts recognized and discussed below. As of December 31, 2010, there were 5.6 million shares of common stock available for issuance under the ESPP.

Share-Based Compensation Recognition

The Company recognizes compensation expense for share-based awards, including stock options, SARs and restricted shares, on a straight-line basis over the related service period (generally the vesting period) of the award, or to an employee’s eligible retirement date under the award agreement, if earlier. Beginning with share-based awards granted in 2009, the Company’s equity award program includes a retirement provision that treats all employees who are age 55 or older with at least ten years of recognized employment with the Company as retirement-eligible. For 2010, 2009 and 2008, the Company recognized compensation expense related to its share-based compensation plans of $326 million ($278 million net of tax effects), $334 million ($220 million net of tax effects) and $305 million ($202 million net of tax effects), respectively. Share-based compensation expense is recognized in Operating Costs in the Company’s Consolidated Statements of Operations. As of December 31, 2010, there was $449 million of total unrecognized compensation cost related to share awards that is expected to be recognized over a weighted-average period of 1.2 years. For 2010, 2009 and 2008, the income tax benefit realized from share-based award exercises was $78 million, $94 million and $106 million, respectively.

As further discussed in Note 10 of Notes to the Consolidated Financial Statements, the Company maintains a share repurchase program. The objectives of the share repurchase program are to optimize the Company’s capital structure, cost of capital and return to shareholders, as well as to offset the dilutive impact of shares issued for share-based award exercises.

Other Employee Benefit Plans

The Company also offers a 401(k) plan for all employees. Compensation expense related to this plan was not significant for the years 2010, 2009 and 2008.

In addition, the Company maintains non-qualified, unfunded deferred compensation plans, which allow certain members of senior management and executives to defer portions of their salary or bonus and receive certain Company contributions on such deferrals, subject to plan limitations. The deferrals are recorded within Long-Term Investments with an approximately equal amount in Other Liabilities in the Consolidated Balance Sheets. The total deferrals are distributable based upon termination of employment or other periods, as elected under each plan and were $258 million and $216 million as of December 31, 2010 and 2009, respectively.

12. AARP

The Company provides health insurance products and services to members of AARP under a Supplemental Health Insurance Program (the Program), and separate Medicare Advantage and Medicare Part D arrangements. The products and services under the Program include supplemental Medicare benefits (AARP Medicare Supplement Insurance), hospital indemnity insurance, including insurance for individuals between 50 to 64 years of age, and other related products.

In October 2007, the Company entered into four agreements with AARP, effective January 1, 2008, that amended its existing AARP arrangements. These agreements extended the Company’s arrangements with AARP on the Program to December 31, 2017, extended the Company’s arrangement with AARP on the Medicare Part D business to December 31, 2014, and gave the Company an exclusive right to use the AARP brand on the Company’s Medicare Advantage offerings until December 31, 2014, subject to certain limited exclusions.

Under the Program, the Company is compensated for transaction processing and other services, as well as for assuming underwriting risk. The Company is also engaged in product development activities to complement the insurance offerings. Premium revenues from the Company’s portion of the Program for 2010, 2009 and 2008 were $6.3 billion, $6.0 billion and $5.7 billion, respectively.

The Company’s agreement with AARP on the Program provides for the maintenance of the RSF that is held by the Company on behalf of policyholders. Underwriting gains or losses related to the AARP Medicare Supplement Insurance business are directly recorded as an increase or decrease to the RSF and accrue to the overall benefit of the AARP policyholders, unless cumulative net losses were to exceed the balance in the RSF. The primary components of the underwriting results are premium revenue, medical costs, investment income, administrative expenses, member service expenses, marketing expenses and premium taxes. To the extent underwriting losses exceed the balance in the RSF, losses would be borne by the Company. Deficits may be recovered by underwriting gains in future periods of the contract. To date, the Company has not been required to fund any underwriting deficits. The RSF balance is reported in Other Policy Liabilities in the Consolidated Balance Sheets and changes in the RSF are reported in Medical Costs in the Consolidated Statement of Operations. The Company believes the RSF balance as of December 31, 2010 is sufficient to cover potential future underwriting and other risks and liabilities associated with the contract.

The effects of changes in balance sheet amounts associated with the Program also accrue to the overall benefit of the AARP policyholders through the RSF balance. Accordingly, the Company excludes the effect of such changes in its Consolidated Statements of Cash Flows.

Under the Company’s agreement with AARP, the Company separately manages the assets that support the Program. These assets are held at fair value in the Consolidated Balance Sheets as Assets Under Management. These assets are invested at the Company’s discretion, within investment guidelines approved by the Program and are used to pay costs associated with the Program. The Company does not guarantee any rates of investment return on these investments and upon any transfer of the Program to another entity, the Company would transfer cash in an amount equal to the fair value of these investments at the date of transfer. Interest earnings and realized investment gains and losses on these assets accrue to the overall benefit of the AARP policyholders through the RSF and, thus, are not included in the Company’s earnings. Interest income and realized gains and losses related to assets under management are recorded as an increase to the AARP RSF and were $107 million, $99 million and $82 million in 2010, 2009 and 2008, respectively.

The Company elected to measure the entirety of the AARP Assets Under Management at fair value, pursuant to the fair value option.

The following AARP Program-related assets and liabilities were included in the Company’s Consolidated Balance Sheets:

(in millions)	December 31, 2010	December 31, 2009
Accounts receivable	$526	$509
Assets under management	2,550	2,383
Medical costs payable	1,150	1,182
Accounts payable and accrued liabilities	48	40
Other policy liabilities	1,286	1,145
Future policy benefits	533	482
Other liabilities	59	43

The fair value of cash, cash equivalents and investments associated with the Program, reflected as assets under management, and the fair value of other assets and other liabilities were classified in accordance with the fair value hierarchy as discussed in Note 4 of Notes to the Consolidated Financial Statements and were as follows:

(in millions)	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total Fair Value
December 31, 2010
Cash and cash equivalents	$115	$0	$0	$115
Debt securities:
U.S. government and agency obligations	515	244	0	759
State and municipal obligations	0	15	0	15
Corporate obligations	0	1,129	0	1,129
U.S. agency mortgage-backed securities	0	393	0	393
Non-U.S. agency mortgage-backed securities	0	137	0	137

Total debt securities	515	1,918	0	2,433

Equity securities—available-for-sale	0	2	0	2

Total cash, cash equivalents and investments at fair value	$630	$1,920	$0	$2,550

Other liabilities	$0	$0	$59	$59

Total liabilities at fair value	$0	$0	$59	$59

December 31, 2009
Cash and cash equivalents	$269	$0	$0	$269
Debt securities:
U.S. government and agency obligations	358	298	0	656
State and municipal obligations	0	9	0	9
Corporate obligations	0	955	0	955
U.S. agency mortgage-backed securities	0	343	0	343
Non-U.S. agency mortgage-backed securities	0	149	0	149

Total debt securities	358	1,754	0	2,112

Equity securities—available-for-sale	0	2	0	2

Total cash, cash equivalents and investments at fair value	$627	$1,756	$0	$2,383

Other liabilities	$0	$0	$43	$43

Total liabilities at fair value	$0	$0	$43	$43

13. Commitments and Contingencies

The Company leases facilities and equipment under long-term operating leases that are noncancelable and expire on various dates through 2028. Rent expense under all operating leases for 2010, 2009 and 2008 was $297 million, $303 million and $264 million, respectively.

As of December 31, 2010, future minimum annual lease payments, net of sublease income, under all noncancelable operating leases were as follows:

(in millions)	Future Minimum Lease Payments
2011	$259
2012	240
2013	191
2014	156
2015	129
Thereafter	579

The Company contracts on an administrative services only (ASO) basis with customers who fund their own claims. The Company charges these customers administrative fees based on the expected cost of administering their self-funded programs. In some cases, the Company provides performance guarantees related to its administrative function. If these standards are not met, the Company may be financially at risk up to a stated percentage of the contracted fee or a stated dollar amount. Amounts accrued for performance guarantees were not material as of December 31, 2010 and 2009.

As of December 31, 2010, the Company has outstanding, undrawn letters of credit with financial institutions of $66 million and surety bonds outstanding with insurance companies of $288 million, primarily to bond contractual performance.

Legal Matters

Because of the nature of its businesses, the Company is frequently made party to a variety of legal actions and regulatory inquiries, including class actions and suits brought by members, providers, customers and regulators, relating to the Company’s management and administration of health benefit plans. These matters include medical malpractice, employment, intellectual property, antitrust, privacy and contract claims, and claims related to health care benefits coverage and other business practices. The adverse resolution of any specific lawsuit or any potential regulatory proceeding or action could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company records liabilities for its estimates of probable costs resulting from these matters where appropriate. Estimates of probable costs resulting from legal and regulatory matters involving the Company are inherently difficult to predict, particularly where the matters: involve indeterminate claims for monetary damages or may involve fines, penalties or punitive damages; present novel legal theories or represent a shift in regulatory policy; involve a large number of claimants or regulatory bodies; are in the early stages of the proceedings; or could result in a change in business practices. Accordingly, except as otherwise noted below, the Company is unable to estimate the losses or ranges of losses for those matters where there is a reasonable possibility or it is probable that a loss may be incurred.

Litigation Matters

MDL Litigation. Beginning in 1999, a series of class action lawsuits were filed against the Company by health care providers alleging various claims relating to the Company’s reimbursement practices, including alleged violations of the Racketeer Influenced Corrupt Organization Act (RICO) and state prompt payment laws and breach of contract claims. Many of these lawsuits were consolidated in a multi-district litigation in the United States District Court for the Southern District Court of Florida (MDL). In the lead MDL lawsuit, the court certified a class of health care providers for certain of the RICO claims. In 2006, the trial court dismissed all of the claims against the Company in the lead MDL lawsuit, and the Eleventh Circuit Court of Appeals later affirmed that dismissal, leaving eleven related lawsuits that had been stayed during the litigation of the lead MDL lawsuit. In August 2008, the trial court, applying its rulings in the lead MDL lawsuit, dismissed seven of these lawsuits (the seven lawsuits). The trial court also dismissed all but one claim in an eighth lawsuit, and ordered the final claim to arbitration. In December 2008, at the plaintiffs’ request, the trial court dismissed without prejudice one of the three remaining lawsuits. The court also denied the plaintiffs’ request to remand the remaining two lawsuits to state court and a federal magistrate judge recommended dismissal of those suits. In April 2009, the plaintiffs in these last two suits filed amended class action complaints alleging breach of contract, but those amended complaints were subsequently dismissed without prejudice. In July 2010, the Eleventh Circuit reversed the trial court’s dismissal of the seven lawsuits and remanded those cases to the trial court for further proceedings. In addition, the Company is party to a number of arbitrations in various jurisdictions involving claims similar to those alleged in the seven lawsuits. The Company is vigorously defending against the remaining claims in these cases.

AMA Litigation. On March 15, 2000, a group of plaintiffs including the American Medical Association (AMA) filed a lawsuit against the Company in state court in New York, which was removed to federal court. The complaint and subsequent amended complaints asserted antitrust claims and claims based on the Employee Retirement Income Security Act of 1974, as amended (ERISA), as well as breach of contract and the implied covenant of good faith and fair dealing, deceptive acts and practices, and trade libel in connection with the calculation of reasonable and customary reimbursement rates for non-network health care providers by the Company’s affiliates. On January 14, 2009, the parties announced an agreement to settle the lawsuit, along with a similar case filed in 2008 in federal court in New Jersey. Under the terms of the settlement, the Company and its affiliated entities will be released from claims relating to their out-of-network reimbursement policies from March 15, 1994 through the date of final court approval of the settlement and the Company agreed to pay $350 million (the settlement amount) to a fund for health plan members and out-of-network providers in connection with out-of-network procedures performed since March 15, 1994. The agreement contains no admission of wrongdoing. The court granted preliminary approval of the settlement over the objections of certain plaintiffs’ counsel on December 1, 2009, and granted final approval of the settlement on September 20, 2010. On October 18, 2010, the Company paid the settlement amount, plus interest, to an escrow account established by the plaintiffs. Several members of the plaintiff class have filed appeals challenging approval of the settlement. Other lawsuits in various jurisdictions relating to the calculation of reasonable and customary reimbursement rates for non-network health care providers remain pending against a number of health insurers, including the Company.

California Claims Processing Matter. In 2007, the California Department of Insurance (CDI) examined the Company’s PacifiCare health insurance plan in California. The examination findings related to the timeliness and accuracy of claims processing, interest payments, provider contract implementation, provider dispute resolution and other related matters. On January 25, 2008, the CDI issued an Order to Show Cause to PacifiCare Life and Health Insurance Company, a subsidiary of the Company, alleging violations of certain insurance statutes and regulations in connection with the CDI’s examination findings. On June 3, 2009, the Company filed a Notice of Defense to the Order to Show Cause denying all material allegations and asserting certain defenses. The matter has been the subject of an administrative hearing before a California administrative law judge (ALJ) since December 2009. CDI amended its Order to Show Cause three times in 2010 to allege a total of 992,936 violations, the large majority of which relate to an alleged failure to include certain language in standard claims correspondence during a four month period in 2007. Although we believe that CDI has never issued an aggregate penalty in excess of $8 million, CDI alleges in press reports and releases that the Company could theoretically be subject to penalties of up to $10,000 per violation. The Company is vigorously defending against these claims. After the ALJ issues a ruling at the conclusion of the administrative proceeding, the California Insurance Commissioner may accept, reject or modify the ALJ’s ruling, issue his own decision, and impose a fine or penalty. The Commissioner’s decision is subject to challenge in court.

Historical Stock Option Practices. In 2006, a consolidated shareholder derivative action, captioned In re UnitedHealth Group Incorporated Shareholder Derivative Litigation was filed against certain of the Company’s current and former officers and directors in the United States District Court for the District of Minnesota. The consolidated amended complaint was brought on behalf of the Company by several pension funds and other shareholders and named certain of the Company’s current and former officers and directors as defendants, as well as the Company as a nominal defendant. The consolidated amended complaint generally alleged that the defendants breached their fiduciary duties to the Company, were unjustly enriched and violated the securities laws in connection with the Company’s historical stock option practices. On June 26, 2006, the Company’s Board of Directors created a Special Litigation Committee under Minnesota Statute 302A.241, consisting of two former Minnesota Supreme Court Justices, with the power to investigate the claims raised in the derivative actions and shareholder demands and determine whether the Company’s rights and remedies should be pursued.

A consolidated derivative action, captioned In re UnitedHealth Group Incorporated Derivative Litigation, was also filed in Hennepin County District Court, State of Minnesota. The action was brought by two individual shareholders and named certain of the Company’s current and former officers and directors as defendants, as well as the Company as a nominal defendant.

On December 6, 2007, the Special Litigation Committee concluded its review of claims relating to the Company’s historical stock option practices and published a report. The Special Litigation Committee reached settlement agreements on behalf of the Company with its former Chairman and Chief Executive Officer William W. McGuire, M.D., former General Counsel David J. Lubben and former director William G. Spears. In addition, the Special Litigation Committee concluded that all claims against all named defendants in the derivative actions, including current and former Company officers and directors, should be dismissed. Each settlement agreement is conditioned upon dismissal of claims in the derivative actions and resolution of any appeals. Following notice to shareholders, the federal court granted the parties’ motion for final approval of the proposed settlements on July 1, 2009, and entered final judgment dismissing the federal case with prejudice on July 2, 2009. The state court granted the parties’ motion for final approval of the proposed settlements and dismissed the state case with prejudice on May 14, 2009, and entered final judgment on July 17, 2009. The federal and state courts also awarded plaintiffs’ counsel fees and expenses of $30 million and $6 million, respectively, which have been paid by the Company. A shareholder filed an appeal challenging only the federal plaintiffs’ counsel’s fee award, which was dismissed by the U.S. Court of Appeals for the Eighth Circuit on January 26, 2011.

As previously disclosed, the Company also received inquiries from a number of federal and state regulators from 2006 through 2008 regarding its historical stock option practices. Many of those inquiries have been closed, resolved or inactive since 2008.

Government Regulation

The Company’s business is regulated at federal, state, local and international levels. The laws and rules governing the Company’s business and interpretations of those laws and rules are subject to frequent change. Broad latitude is given to the agencies administering those regulations. Further, the Company must obtain and maintain regulatory approvals to market and sell many of its products.

The Company has been and is currently involved in various governmental investigations, audits and reviews. These include routine, regular and special investigations, audits and reviews by CMS, state insurance and health and welfare departments, state attorneys general, the Office of Inspector General (OIG), the Office of Personnel Management, the Office of Civil Rights, U.S. Congressional committees, the U.S. Department of Justice, U.S. Attorneys, the SEC, the IRS, the U.S. Department of Labor, the Federal Deposit Insurance Corporation and other governmental authorities. Examples of audits include the risk adjustment data validation (RADV) audits discussed below and a review by the U.S. Department of Labor of the Company’s administration of applicable customer employee benefit plans with respect to ERISA compliance.

Government actions can result in assessment of damages, civil or criminal fines or penalties, or other sanctions, including loss of licensure or exclusion from participation in government programs and could have a material adverse effect on the Company’s financial results.

Risk Adjustment Data Validation Audits. CMS adjusts capitation payments to Medicare Advantage and Medicare Part D plans according to the predicted health status of each beneficiary, as supported by data provided by health care providers. The Company collects claim and encounter data from providers, who the Company generally relies on to appropriately code their claim submissions and document their medical records. CMS then determines the risk score and payment amount for each enrolled member based on the health care data submitted and member demographic information.

As previously disclosed, in 2008, CMS announced that it would perform RADV audits of selected Medicare Advantage health plans each year to validate the coding practices of and supporting documentation maintained by health care providers. These audits involve a review of medical records maintained by providers and may result in retrospective adjustments to payments made to health plans. Certain of the Company’s health plans have been selected for audit. These audits are focused on medical records supporting risk adjustment data for 2006 that were used to determine 2007 payment amounts. Although these audits are ongoing, the Company does not believe they will have a material impact on the Company’s results of operations, financial position or cash flows.

In December 2010, CMS published for public comment a new proposed RADV audit and payment adjustment methodology. The proposed methodology contains provisions allowing retroactive contract level payment adjustments for the year audited using an extrapolation of the “error rate” identified in audit samples. The Company has submitted comments to CMS regarding concerns the Company has with CMS’s proposed methodology. These concerns include, among others, the fact that the proposed methodology does not take into account the “error rate” in the original Medicare fee-for-service data that was used to develop the risk adjustment system. Additionally, payments received from CMS, as well as benefits offered and premiums charged to members, are based on actuarially certified bids that did not include any assumption of retroactive audit payment adjustments. The Company believes that applying retroactive audit and payment adjustments after CMS acceptance of bids undermines the actuarial soundness of the bids. On February 3, 2011, CMS notified the Company that CMS was evaluating all comments received on the proposed methodology and that it anticipated making changes to the draft, based on input CMS had received. CMS also indicated that it anticipated the final methodology would be issued in the near future. Depending on the methodology utilized, potential payment adjustments could have a material adverse effect on the Company’s results of operations, financial position and cash flows.

The Company is also in discussions with the OIG for Health and Human Services regarding audits of the Company’s risk adjustment data for two plans. While the Company does not believe OIG has governing authority to directly impose payment adjustments for risk adjustment audits of Medicare health plans operated under the regulatory authority of CMS, the OIG can recommend to CMS a proposed payment adjustment, and the Company is unable to predict the outcome of these discussions and audits.

Guaranty Fund Assessments. The Pennsylvania Insurance Commissioner has placed Penn Treaty Network America Insurance Company and its subsidiary (Penn Treaty), neither of which is affiliated with the Company, in rehabilitation, an intermediate action before insolvency, and has petitioned a state court for liquidation. If Penn Treaty is liquidated, the Company’s insurance entities and other insurers may be required to pay a portion of Penn Treaty’s policyholder claims through guaranty association assessments in future periods. The Company is unable to estimate losses or ranges of losses because the Company cannot predict when the state court will render a decision, the amount of the insolvency, if any, the amount and timing of any associated guaranty fund assessments or the availability and amount of any potential offsets, such as an offset of any premium taxes otherwise payable by the Company. An assessment could have a material adverse effect on the on the Company’s results of operations, financial position and cash flows.

See Item 1, “Business—Government Regulation,” and Item 1A, “Risk Factors,” for additional regulatory information and related risks.

14. Segment Financial Information

Factors used in determining the Company’s reporting segments include the nature of operating activities, economic characteristics, existence of separate senior management teams and the type of information presented to the Company’s chief operating decision-maker to evaluate its results of operations.

The Company’s accounting policies for reporting segment operations are the same as those described in the Summary of Significant Accounting Policies (see Note 2 of Notes to the Consolidated Financial Statements). Transactions between reporting segments principally consist of sales of pharmacy benefit products and services to UnitedHealthcare customers by OptumRx, certain product offerings sold to UnitedHealthcare customers by OptumHealth, and medical benefits cost, quality and utilization data and predictive modeling sold to UnitedHealthcare by OptumInsight. These transactions are recorded at management’s estimate of fair value.

Intersegment transactions are eliminated in consolidation. Assets and liabilities that are jointly used are assigned to each reporting segment using estimates of pro-rata usage. Cash and investments are assigned such that each reporting segment has at least minimum specified levels of regulatory capital or working capital for non-regulated businesses.

Substantially all of the Company’s assets are held and operations are conducted in the United States. In accordance with accounting principles generally accepted in the United States, reporting segments with similar economic characteristics may be combined. The financial results of UnitedHealthcare Employer & Individual, UnitedHealthcare Medicare & Retirement and UnitedHealthcare Community & State have been aggregated in the UnitedHealthcare segment column in the following tables because these businesses have similar economic characteristics and have similar products and services, types of customers, distribution methods and operational processes, and operate in a similar regulatory environment. These businesses also share significant common assets, including the Company’s contracted networks of physicians, health care professionals, hospitals and other facilities, information technology infrastructure and other resources.

As a percentage of the Company’s total consolidated revenues, premium revenues from CMS were 27% for both years ended December 31, 2010 and 2009, and 25% for the year ended December 31, 2008 most of which were generated by UnitedHealthcare Medicare & Retirement and included in the UnitedHealthcare segment.

Prior period reporting segment financial information has been recast to conform to the 2011 presentation as discussed in Note 2 of Notes to the Consolidated Financial Statements. The following table presents reporting segment financial information as of and for the years ended December 31:

(in millions)	UnitedHealthcare	OptumHealth	OptumInsight	OptumRx	Corporate and Intersegment Eliminations	Consolidated
2010
Revenues—external customers:
Premiums	$84,158	$1,247	$0	$0	$0	$85,405
Services	4,021	331	1,403	64	0	5,819
Products	0	19	93	2,210	0	2,322

Total revenues—external customers	88,179	1,597	1,496	2,274	0	93,546

Total revenues—intersegment	0	2,912	845	14,449	(18,206)	0
Investment and other income	551	56	1	1	0	609

Total revenues	$88,730	$4,565	$2,342	$16,724	$(18,206)	$94,155

Earnings from operations	$6,740	$511	$84	$529	$0	$7,864
Interest expense	0	0	0	0	(481)	(481)

Earnings before income taxes	$6,740	$511	$84	$529	$(481)	$7,383

Total assets	$50,913	$3,897	$5,435	$3,087	$(269)	$63,063
Purchases of property, equipment and capitalized software	$525	$117	$156	$80	$0	$878
Depreciation and amortization	$725	$100	$159	$80	$0	$1,064
Goodwill impairment	$0	$0	$172	$0	$0	$172

2009
Revenues—external customers:
Premiums	$78,251	$1,064	$0	$0	$0	$79,315
Services	3,941	274	1,042	49	0	5,306
Products	0	16	90	1,819	0	1,925

Total revenues—external customers	82,192	1,354	1,132	1,868	0	86,546

Total revenues—intersegment	0	2,805	691	12,532	(16,028)	0
Investment and other income	538	53	0	1	0	592

Total revenues	$82,730	$4,212	$1,823	$14,401	$(16,028)	$87,138

Earnings from operations	$4,833	$599	$246	$681	$0	$6,359
Interest expense	0	0	0	0	(551)	(551)

Earnings before income taxes	$4,833	$599	$246	$681	$(551)	$5,808

Total assets	$49,920	$3,190	$2,775	$3,092	$68	$59,045
Purchases of property, equipment and capitalized software	$482	$71	$129	$57	$0	$739
Depreciation and amortization	$679	$105	$128	$79	$0	$991

2008
Revenues—external customers:
Premiums	$72,656	$952	$0	$0	$0	$73,608
Services	3,877	305	925	45	0	5,152
Products	0	13	95	1,547	0	1,655

Total Revenues—external customers	76,533	1,270	1,020	1,592	0	80,415

Total Revenues—intersegment	0	2,522	532	10,936	(13,990)	0
Investment and other income	703	58	3	7	0	771

Total revenues	$77,236	$3,850	$1,555	$12,535	$(13,990)	$81,186

Earnings from operations	$5,178	$608	$232	$360	$(1,115)	$5,263
Interest expense	0	0	0	0	(639)	(639)

Earnings before income taxes	$5,178	$608	$232	$360	$(1,754)	$4,624

Total Assets	$47,271	$2,973	$1,922	$2,827	$822	$55,815
Purchases of property, equipment and capitalized software	$538	$87	$112	$54	$0	$791
Depreciation and amortization	$707	$105	$105	$64	$0	$981

15. Quarterly Financial Data (Unaudited)

Selected quarterly financial information for all quarters of 2010 and 2009 is as follows:

	For the Quarter Ended
(in millions, except per share data)	March 31	June 30	September 30	December 31
2010
Revenues	$23,193	$23,264	$23,668	$24,030
Operating costs	21,177	21,363	21,523	22,228
Earnings from operations	2,016	1,901	2,145	1,802
Net earnings	1,191	1,123	1,277	1,043
Basic net earnings per common share	1.04	1.00	1.15	0.95
Diluted net earnings per common share	1.03	0.99	1.14	0.94

2009
Revenues	$22,004	$21,655	$21,695	$21,784
Operating costs	20,336	20,215	20,019	20,209
Earnings from operations	1,668	1,440	1,676	1,575
Net earnings	984	859	1,035	944
Basic net earnings per common share	0.82	0.73	0.90	0.82
Diluted net earnings per common share	0.81	0.73	0.89	0.81